Exhibit 10.48

TRANSACTION AGREEMENT

dated as of January 18, 2007

by and between

ABBOTT LABORATORIES

and

GENERAL ELECTRIC COMPANY

i

5.17	Taxes	29
5.18	Brokers	30
5.19	Disclaimer	30

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF GE		30

6.1	Organization and Authority of GE	30
6.2	No Conflict	30
6.3	Governmental Consents and Approvals	31
6.4	Litigation	31
6.5	Brokers	31

ARTICLE 7 ADDITIONAL COVENANTS AND AGREEMENTS		31

7.1	Conduct of the Business	31
7.2	Access to Information; Confidentiality	33
7.3	Regulatory and Other Authorizations; Notices and Consents	34
7.4	Notifications	35
7.5	Release of Indemnity Obligations	36
7.6	Intellectual Property Matters	36
7.7	Transition Services	39
7.8	Further Action	39
7.9	Mixed Contracts; Mixed Accounts	41
7.10	Third Person Claims Against Both the Business and the Excluded Assets	42
7.11	Intercompany Arrangements	43
7.12	Books, Records and Files	43
7.13	Non-Compete	43
7.14	Environmental Matters	44
7.15	Puerto Rico	46
7.16	Certain Leased and Real Property Sites	49

ARTICLE 8 EMPLOYEE MATTERS		49

8.1	Transferred Employees	49
8.2	Compensation and Employee Benefits	51
8.3	U.S. Defined Benefit Pension Plans	53
8.4	Non-U.S. Defined Benefit Pension Plans	53
8.5	U.S. Defined Contribution Plans	56
8.6	Non-U.S. Defined Contribution Plans	56
8.7	U.S. Retiree Medical and Life	57
8.8	Deferred Compensation	58
8.9	Equity Compensation	58
8.10	U.S. Career Transition Incentive	59

8.11	Mutual Non-Hire	59
8.12	Deferred Closing Jurisdictions	60
8.13	Puerto Rico	60

ARTICLE 9 TAXES		60

9.1	Abbott and GE Indemnities	60
9.2	Apportionment of Taxes	61
9.3	Tax Return Filing and Amendment	61
9.4	Refunds	62
9.5	Resolution of Tax Controversies	62
9.6	Tax Cooperation	63
9.7	Conveyance Taxes	63
9.8	Survival of Obligations	64

ARTICLE 10 CONDITIONS		64

10.1	Conditions to Obligations of Abbott	64
10.2	Conditions to Obligations of GE	65

ARTICLE 11 TERMINATION		66

11.1	Termination	66
11.2	Effect of Termination	66

ARTICLE 12 INDEMNIFICATION AND SURVIVAL		66

12.1	Survival of Representations and Warranties	66
12.2	Indemnification by Abbott	66
12.3	Indemnification by GE	69
12.4	Exclusive Remedy	70
12.5	Calculation of Damages	70
12.6	Tax Treatment of Indemnity Payments	70

ARTICLE 13 MISCELLANEOUS		71

13.1	Assignment	71
13.2	Public Announcements	71
13.3	Expenses	71
13.4	Severability	71
13.5	No Third Party Beneficiaries	71
13.6	Waiver	71
13.7	Governing Law	71
13.8	Alternative Dispute Resolution	71
13.9	Jurisdiction	72

13.10	Waiver of Jury Trial	72
13.11	Specific Performance	72
13.12	Headings	73
13.13	Counterparts	73
13.14	Further Documents	73
13.15	Notices	73
13.16	Exchange Rates	74
13.17	Construction	75
13.18	Performance of Obligations by Affiliates	75
13.19	Entire Agreement	75

SCHEDULES

Schedule 1.1(a)	—	Abbott Diabetes Care Products
Schedule 1.1(b)	—	Abbott Diagnostics Division Products
Schedule 1.1(c)	—	Abbott Molecular Diagnostics Products
Schedule 1.1(d)	—	Abbott Point of Care Products
Schedule 1.1(e)	—	Business Intellectual Property
Schedule 1.1(f)	—	Excluded Leased Business Real Property
Schedule 1.1(g)	—	Excluded Owned Business Real Property
Schedule 1.1(h) — 1	—	Abbott Knowledge Persons
Schedule 1.1(h) — 2	—	GE Knowledge Persons
Schedule 1.1(i)	—	Leased Business Real Property
Schedule 1.1(j)	—	Least Developed Countries
Schedule 1.1(k)	—	Calculation Method
Schedule 1.1(l)	—	Owned Business Real Property
Schedule 1.1(m)	—	Senior Management and Certain Abbott Knowledge Persons
Schedule 2.1(f)	—	Computer Property
Schedule 2.1(s)	—	Tax Returns and Other Materials
Schedule 2.2(k)	—	Excluded Assets
Schedule 2.2(l)	—	Abbott Humanitarian Program Assets
Schedule 2.4(e)	—	Excluded Liabilities
Schedule 3.4(f)	—	Withholding Jurisdictions
Schedule 5.1(a)	—	Performance Financial Statements
Schedule 5.1(b)	—	Service Equipment Additions and Refurbishment Costs
Schedule 5.3	—	Title
Schedule 5.4	—	Environmental Matters
Schedule 5.5	—	Organization, Authority and Qualification
Schedule 5.6	—	Conflicts
Schedule 5.8	—	No Undisclosed Liabilities
Schedule 5.9	—	Litigation
Schedule 5.10	—	Intellectual Property
Schedule 5.11	—	Fraud and Abuse Statutes
Schedule 5.13(b)	—	FDA Compliance
Schedule 5.13(c)	—	Administrative Actions
Schedule 5.14	—	Contracts
Schedule 5.15(a)	—	Employee Plans
Schedule 5.15(f)	—	Labor Contracts
Schedule 5.16	—	Labor Disputes
Schedule 7.6(a)	—	Certain Abbott Trademarks
Schedule 7.6(b)	—	Abbott Mixed-Use Intellectual Property
Schedule 7.6(c)	—	GE Mixed-Use Intellectual Property
Schedule 7.7	—	Terms of Transition Services
Schedule 7.8(b)	—	Further Actions
Schedule 7.14(a)(ii)	—	Terms and Provisions of Environmental Condition Lease Alternatives

v

Schedule 7.15(a)	—	Permitted Reductions in PR Employment Commitment
Schedule 7.15(b)	—	Terms of Amendment to Abbott’s Existing PR Tax Grant
Schedule 7.16	—	Certain Leased and Owned Real Property
Schedule 8.1(a)(i) — 1	—	Certain Excluded U.S. Business Employees
Schedule 8.1(a)(i) — 2	—	Procedures for Determining U.S. Business Employees
Schedule 8.1(a)(iii)	—	Procedures for Determining Non-U.S. Business Employees
Schedule 8.2(a)	—	Severance Plans and Agreements
Schedule 10.1(b)	—	Governmental Approvals
Schedule 13.8	—	Alternative Dispute Resolution

TRANSACTION AGREEMENT

THIS AGREEMENT, dated as of January 18, 2007, is entered into by and between ABBOTT LABORATORIES, an Illinois corporation (“Abbott”), and GENERAL ELECTRIC COMPANY, a New York corporation (“GE”).

WHEREAS, Abbott, directly and through its various Affiliates (as defined below), is engaged in, among other things, the Abbott Diagnostics Division Business (as defined below) and the Abbott Point of Care Business (as defined below) (collectively, the “Business”);

WHEREAS, Abbott wishes to sell, or cause its Affiliates to sell, to GE or one or more of its Affiliates, and GE wishes to purchase, or cause its Affiliates to purchase, from Abbott and its Affiliates all right, title and interest in and to the Purchased Assets (as defined below), and in connection therewith GE is willing to assume, or cause its Affiliates to assume, the Assumed Liabilities (as defined below), all upon the terms and subject to the conditions set forth herein; and

WHEREAS, in connection with the purchase of the Purchased Assets, GE is willing to employ, or cause its Affiliates to employ, the Business Employees (as defined below).

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

                                1.1           Definitions.  The following terms have the following meanings when used herein:

“$” means United States Dollars.

“Abbott Brands” means (a) the Trademarks “Abbott®,” the stylized symbol “A®,” “A Promise for Life™” and any variants of any of the foregoing or (b) any compound Trademarks using any of the foregoing (e.g., “Abbott Matrix®”), in each case used prior to the Closing in connection with the Business.

“Abbott Diabetes Care Business” means the business of researching, developing, manufacturing, selling, marketing or distributing products and related services, including the

Abbott Diabetes Care Products and other products under research and development in the Abbott Diabetes Care Business related primarily to diabetes or conditions related to diabetes.

“Abbott Diabetes Care Products” means, collectively, the on-market products identified on Schedule 1.1(a).

“Abbott Diagnostics Division Business” means the business of researching, developing, manufacturing, selling, marketing or distributing in vitro immunoassay, clinical chemistry, integrated immunoassay/clinical chemistry and hematology human diagnostic products and related services, including the Abbott Diagnostics Division Products, as such business is conducted by the Abbott Diagnostics Division immediately prior to the date of this Agreement (subject to any changes on or prior to Closing permitted in accordance with Section 7.1), but specifically excluding the Abbott Diabetes Care Business and the Abbott Molecular Diagnostics Business.

“Abbott Diagnostics Division Products” means, collectively, the on-market products and products under research and development identified on Schedule 1.1(b).

“Abbott Humanitarian Program” means (a) the sale or donation of Determine® HIV 1-2 rapid single use disposable test strips or similar test products that operate in a rapid manner for the detection of HIV, hepatitis, syphilis, fecal occult blood, malaria and other diseases, in each case, for humanitarian, non-commercial purposes in any of the Least Developed Countries or (b) the supply of products and related services, including human diagnostic or point of care products and related services, through the Abbott Fund or through non-governmental or not-for-profit organizations, in each case, for humanitarian, non-commercial purposes as part of Abbott’s Global Care Initiatives, HIV Surveillance programs, Tanzania Care or any other current or future initiatives of Abbott’s Global Citizenship Program.

“Abbott Molecular Diagnostics Business” means the business of researching, developing, manufacturing, selling, marketing or distributing products and related services, including the Abbott Molecular Diagnostics Products and other products under research and development in the Abbott Molecular Diagnostics Business, for amplification, sample preparation, detection, quantification, extraction or sequencing of a nucleic acid, in any form or from any source.

“Abbott Molecular Diagnostics Products” means, collectively, the on-market products identified on Schedule 1.1(c).

“Abbott Other Businesses” means all businesses conducted prior to the Closing by Abbott and its Affiliates (including the Abbott Molecular Diagnostics Business and the Abbott Diabetes Care Business), in each case that are not included in the Business.  Abbott Other Businesses also include the businesses conducted prior to the Closing by TAP Pharmaceutical Products, Inc., TAP Finance Inc. and TAP Pharmaceuticals Inc. and the activities of Abbott’s corporate departments, administrative departments and other support functions.

“Abbott Point of Care Business” means the business of researching, developing, manufacturing, selling, marketing or distributing patient-side testing of critical blood parameters, utilizing the i-STAT point-of-care systems, including the Abbott Point of Care Products, as such business is conducted by the Abbott Point of Care Division immediately prior to the date of this Agreement (subject to any changes on or prior to Closing permitted in accordance with Section 7.1), but specifically excluding the Abbott Molecular Diagnostics Business and the Abbott Diabetes Care Business.

“Abbott Point of Care Products” means, collectively, the on-market products and products under research and development identified on Schedule 1.1(d).

“Abbott Products” means Abbott Diagnostics Division Products or Abbott Point of Care Products and other products under research and development in the Abbott Diagnostics Division Business and the Abbott Point of Care Business, but excludes Abbott Diabetes Care Products and Abbott Molecular Diagnostics Products and other products under research and development in the Abbott Diabetes Care Business or the Abbott Molecular Diagnostics Business.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitral or similar forum.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person.  For purposes of this definition, a Person shall be deemed to “control” another Person if it owns or controls more than fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation).  As used in this Agreement, the term “Affiliate” shall: (a) with respect to Abbott, specifically exclude TAP Pharmaceutical Products, Inc., TAP Finance Inc. and TAP Pharmaceuticals Inc.; and (b) with respect to GE for all periods following consummation of the transactions contemplated by this Agreement, include any Person it creates to consummate the transactions contemplated by this Agreement.

“Agreed Rate” means the one (1) month LIBOR rate, as reported on Bloomberg at 9:00 a.m. Eastern Time, as that rate may vary from time to time, or if that rate is no longer published, a comparable rate.  Interest pursuant hereto shall be calculated on the basis of a 365 (or 366 as the case may be) day year for the actual days elapsed, including the first day but excluding the last day, occurring in the period for which such interest is calculated.

“Agreement” means this Transaction Agreement, including all Schedules hereto, as it may be amended from time to time in accordance with its terms.

“Ancillary Agreements” means all written agreements, instruments, assignments or other arrangements (other than this Agreement) entered into by the parties hereto or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, including the following: (a) the Conveyance and Assumption Instruments; (b) the Transition Services Agreement; and (c) any other agreements which the parties hereto determine are reasonably necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

“Books, Records and Files” means any studies, reports, records (including shipping and personnel records), books of account, invoices, Contracts, instruments, surveys,

data (including financial, sales, purchasing and operating data), computer data, disks, tapes, marketing plans, customer lists, supplier lists, correspondence and other documents.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Intellectual Property” means all Intellectual Property (other than the Abbott Brands) to the extent existing as of the Closing Date that is used exclusively in connection with, or related exclusively to, the Business and owned by Abbott or any of its Affiliates, including the Intellectual Property set forth on Schedule 1.1(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition/Investment Law” means any Law that is designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) antitrust, monopolization, restraint of trade or competition.

“Consent” means any consent, approval, authorization, waiver, permit, grant, agreement, certificate, exemption, order, registration, declaration, filing, notice of, with or to any Person or under any Law, or the expiration or termination of a waiting period under any Competition/Investment Law, in each case required to permit the consummation of any of the transactions contemplated by this Agreement.

“Consent Decree” means the Amended Consent Decree of Permanent Injunction dated September 30, 2003 (civil action No.  99 C 7135), ordered, adjudged and decreed by the United States District Court for the Northern District of Illinois and consented to by Abbott.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, sublease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument, including all amendments thereto.

“Conveyance and Assumption Instruments” means, collectively, such deeds, bills of sale, business transfer agreements, asset transfer agreements, Intellectual Property transfer agreements, endorsements, assignments, assumptions (including liability assumption agreements), leases, subleases, affidavits and other instruments of sale, conveyance, lease, transfer and assignment between Abbott or, where applicable, any designated Abbott Affiliate, on the one hand, and GE or, where applicable, any designated GE Affiliate, on the other hand, in form and substance reasonably satisfactory to Abbott and GE, as may be reasonably necessary or advisable under the Laws of the relevant jurisdictions to effect the transactions contemplated by this Agreement.

“Encumbrance” means any lien, pledge, mortgage, security interest, easement, right of occupation or any other encumbrance capable of registration against title or any agreement or other commitment, whether written or oral, to create any of the foregoing.

“Environmental Law” means any Law in effect as of the date of this Agreement relating to pollution or protection of human health, safety or the environment, including any exposure to or the use, handling, transportation, storage or any spill or release of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Leased Business Real Property” means the Leased Business Real Property listed on Schedule 1.1(f).

“Excluded Owned Business Real Property” means the Owned Business Real Property listed on Schedule 1.1(g).

“FDA” means the United States Food and Drug Administration.

“Financial Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person in connection with accounts receivable factoring arrangements, (c) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses (excluding capital lease obligations), (d) all obligations of such Person in connection with hedging or similar arrangements, (e) all indebtedness of others referred to in clauses (a) through (d) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance, other than Permitted Encumbrances, upon or in property (including accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness and (f) agreements, undertakings or arrangements by which such Person guarantees, endorses or otherwise becomes or is contingently liable for the indebtedness referred to in clauses (a) through (d) above of any other Person.

“GAAP” means United States generally accepted accounting principles consistently applied from period to period and throughout any period in accordance with the past practices of Abbott.

“Governmental Authority” means any United States federal, state or local or any non-U.S. governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered or issued by or with any Governmental Authority.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or any hazardous or toxic substances or wastes, or constituents of such substances or wastes that are regulated by or for which liability is imposed under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means income, franchise, business or similar Taxes imposed on or measured by income (excluding payroll, unemployment, social security or similar Taxes).

“Independent Accounting Firm” means KPMG LLP.

“Intellectual Property” means all intellectual property rights of any kind, including rights in, to and concerning (a) patents, patent applications and statutory invention registrations, including any other counterparts thereof worldwide, and including divisionals, continuations, continuations-in-part, re-issues and re-examinations thereof, (b) Trademarks, (c) published and unpublished works of authorship and copyrights therein, and copyright registrations and applications for registration thereof and all renewals, extensions, restorations and reversions thereof, (d) software, data, databases and compilations of information, and (e) confidential and proprietary information, inventions, formulas, processes, developments, technology, research, trade secrets and know-how.

“Knowledge” means, when used in connection with Abbott with respect to any matter in question, the actual knowledge of those Persons listed on Schedule 1.1(h) — 1 (“Abbott Knowledge Persons”) and, when used in connection with GE with respect to any matter in question, the actual knowledge of those Persons listed on Schedule 1.1(h) — 2 (“GE Knowledge Persons”).

“Law” means any United States federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law, including common law, in effect as of the date of this Agreement.

“Leased Real Property” means all the Real Property that is leased or subleased by Abbott or any Affiliate of Abbott, as tenant.

“Leased Business Real Property” means all the Leased Real Property that is exclusively used in the Business or set forth on Schedule 1.1(i).

“Least Developed Countries” means the countries listed on Schedule 1.1(j).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract, arrangement or undertaking.

“Licensed Marks” means (a) all Trademarks (other than the Abbott Brands) that are used in the Business but not used exclusively in the Business immediately prior to the Closing and (b) the Abbott Brands that are used in the Business immediately prior to the Closing; and that, in each of the foregoing (a) and (b), are owned by Abbott or any of its Affiliates.

“Major Jurisdiction” means any of the following countries: Germany, Ireland, Japan,the United Kingdom or the United States.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that individually or in the aggregate is materially adverse to the business,

financial condition or results of operations of the Business, taken as a whole; provided, however, that none of the following shall (either alone or in combination) constitute or be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change attributable to the execution of this Agreement, the disclosure or consummation of the transactions contemplated by this Agreement or the identity of GE or its Affiliates as the purchaser of the Business (provided that, this clause (a) shall not apply to the representations and warranties set forth in Section 5.6); (b) any change, effect, event, occurrence, state of facts or development (i) in the financial or securities markets, or economic, regulatory or political conditions in general or (ii) in the industries in which the Business operates in general, in each case, to the extent that such change, effect, event, occurrence, state of facts or development does not disproportionately impact the Business; (c) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); (d) any adverse change attributable to any action expressly required to be taken pursuant to this Agreement (including pursuant to Section 7.3(b), Section 7.8 and Schedule 7.8(b) hereof) or any Ancillary Agreement; or (e) any action by GE, or approved or consented to in writing by GE, after the date hereof.

“Minimum Net Worth Amount” means $1,978,228,000. Schedule 1.1(k) illustrates the calculation method used by the parties to determine the Minimum Net Worth Amount.  Schedule 1.1(k) is based on the Performance Balance Sheets, adjusted (i) to reflect good faith estimates of changes necessary to reconcile to GAAP, (ii) to exclude goodwill and intangibles and (iii) to take into account the transactions contemplated by this Agreement.

“Mixed-Use Intellectual Property” means all Intellectual Property (other than Business Intellectual Property, Trademarks, and any assets described in Section 2.2(g)(iii) and (iv)), to the extent existing as of the Closing Date, that is owned by Abbott or any of its Affiliates immediately prior to the Closing, and that is used in connection with, or related to, both the Business and any Abbott Other Businesses, in each case as is set forth on Schedule 7.6(b) and Schedule 7.6(c).

“Net Worth” means the excess of the total Purchased Assets (other than goodwill and intangibles) over the total Assumed Liabilities as of the Closing Date as reflected on the Closing Date Balance Sheet.

“Owned Business Real Property” means all the Owned Real Property that is exclusively used in the Business or set forth on Schedule 1.1(l).

 “Owned Real Property” means all the Real Property in which Abbott or any Affiliate of Abbott has a fee title (or equivalent) interest.

“Performance Balance Sheet Date” means September 30, 2006.

“Performance Balance Sheets” means (a) the unaudited performance balance sheet of the Abbott Diagnostics Division Business and (b) the unaudited performance balance sheet of the Abbott Point of Care Business, each as of the Performance Balance Sheet Date and as included in the Performance Financial Statements.

“Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments that are not yet due and payable or are being contested in good faith by appropriate proceedings during which collection or enforcement against the Purchased Assets is stayed; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by Law arising in the ordinary course of business for sums not yet due and payable or by operation of Law if the underlying obligations are not delinquent or which are being contested in good faith through appropriate proceedings; (iii) zoning, subdivision, building code, entitlement and other land use and construction regulations by Governmental Authorities; (iv) in respect of Real Property, matters that would be shown or otherwise reflected by an accurate survey; (v) in respect of Real Property, easements, rights-of-way, licenses, utility agreements, restrictions, and other similar encumbrances of record; (vi) other liens or imperfections on property that do not materially adversely impair the existing use of the property affected by such lien or imperfection; (vii) any obligations under any Business Contracts; (viii) any Assumed Liability reflected in the Closing Date Balance Sheet; and (ix) any title exceptions listed on Schedule 5.3.

“Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority or any other entity.

“Post-Closing Tax Period” means any taxable period (or portion thereof) commencing after the Closing Date, including such portion of any Straddle Period commencing after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including such portion of any Straddle Period up to and including the Closing Date.

“Puerto Rico Grant” means the grant of tax exemptions granted by the Commonwealth of Puerto Rico, Department of State, Office of Industrial Tax Exemption to certain of Abbott’s Affiliates pursuant to the provisions of Puerto Rican Tax Law.

“Real Property” means all land, buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

“Registrations” means authorizations, approvals, licenses, permits, certificates, or exemptions issued by any Governmental Authority (including pre-market approval applications, pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by Abbott or its Affiliates immediately prior to the Closing, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the Abbott Products.

“Remediation Standard” means a numerical standard that defines the concentrations of Hazardous Materials that may be permitted to remain in any environmental media after an investigation, remediation or containment of a release of Hazardous Materials or, in the absence of an available numeric standard, a risk-based standard acceptable to the relevant Governmental Authority.

“Schedule” means the schedules attached hereto.

“Senior Management” means those persons listed on Schedule 1.1(m).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Tax” or “Taxes” means any United States federal, state, local or non-U.S. taxes, charges, fees, duties, tariffs, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, Real Property, personal property, sales, use, franchise, excise, value added, goods and services, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, alternative or add-on minimum, estimated, registration, withholding, social security (or similar), or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund and return, or other document (including any related or supporting information and any amendment to any of the foregoing) filed or required to be filed with any taxing authority with respect to Taxes.

“Third-Party Claim” means any Action by any Person other than the parties hereto and their respective Affiliates.

“Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, all goodwill associated with any of the foregoing and registrations and applications for registration thereof, including all extensions, modifications and renewals of same.

“United States” means the United States of America and its territories and possessions (other than Puerto Rico).

                                1.2           Glossary of Defined Terms.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Section

“Abbott”	Preamble
“Abbott Consent Decree Defendants”	7.3(b)
“Abbott Diagnostics Division Performance Financial Statements”	5.1(a)

“Abbott ESPPs”	8.9(b)
“Abbott FSA Plan”	8.2(g)
“Abbott Indemnified Parties”	12.3(a)
“Abbott Mixed-Use Intellectual Property”	7.6(b)
“Abbott NQ Plans”	8.10
“Abbott Option”	8.9(a)
“Abbott Pension Plans”	8.4(a)
“Abbott Point of Care Performance Financial Statements”	5.1(a)
“Abbott Restricted Stock”	8.9(a)
“Abbott Retiree Welfare Plans”	8.7(a)
“Abbott RSU”	8.9(a)
“Abbott Stock Plans”	8.9(a)
“ADR”	3.2(c)
“Allocation Firm”	3.4(a)
“Assumed Liabilities”	2.3
“Bonus Amount”	8.10
“Business”	Recitals
“Business Contract”	2.1(h)
“Business Employees”	8.1(a)(v)
“Closing”	4.1(a)
“Closing Date”	4.1(a)
“Closing Date Balance Sheet”	3.2(a)
“Closing Date Balance Sheet Adjustment Amount”	3.3
“Closing Date Balance Sheet Audit Report”	3.2(a)(ii)
“Closing Date Payment”	3.1(a)
“Company Disclosure Schedule”	5
“Company Rights”	5.10(a)
“Confidentiality Agreement”	7.2(b)
“Conveyance Taxes”	9.7(a)
“CTI Employee”	8.10
“DC Employees”	8.6(a)
“DC Transfer Amount”	8.6(b)
“Deferred Closing Jurisdiction”	4.1(a)
“Deferred Local Closing”	4.1(a)
“Delayed PR Closing”	7.15(c)
“Delayed PR Closing Date”	7.15(c)
“EC Merger Regulation”	5.7
“Employee Plans”	5.15(a)
“Environmental Conditions”	7.14(a)(i)
“Environmental Review Commencement Date”	7.14(a)(i)
“Environmental Summaries”	7.14(a)(i)
“Estimated Country Allocation”	3.4(a)
“Estimated In-Country Allocation”	3.4(a)
“Excluded Assets”	2.2
“Excluded Businesses”	2.2(a)
“Excluded Liabilities”	2.4

“Excluded Taxes”	9.1(a)
“Final Country Allocation”	3.4(b)
“Final In-Country Allocation”	3.4(b)
“FIRPTA”	5.17(i)
“Fraud and Abuse Statutes”	5.11
“GE”	Preamble
“GE Claim”	12.2(a)
“GE Consent Decree Defendants”	7.3(b)
“GE FSA Plan”	8.2(g)
“GE Indemnified Parties”	12.2(a)
“GE Mixed-Use Intellectual Property”	7.6(c)
“Losses”	12.2(a)
“Mixed Account”	7.9(b)
“Mixed Action”	7.10(a)
“Mixed Contract”	7.9(a)
“Non-U.S. Abbott DC Plans”	8.6(a)
“Non-U.S. Business Employee”	8.1(a)(iii)
“Non-U.S. GE DC Plans”	8.6(a)
“Non-U.S. GE Pension Plans”	8.4(a)
“Non-U.S. Transferred Employee”	8.1(a)(iv)
“Notification”	8.10
“Outside Date”	11.1(b)
“Pension Plan Employees”	8.4(a)
“Pension Transfer Amounts”	8.4(b)
“Performance Financial Statements”	5.1(a)
“PR Amendment”	7.15(b)
“PR Deferred Closing Agreements”	7.15(c)
“PR Employees”	7.15(a)
“PR Employment Commitment”	7.15(a)
“PR Employment Commitment Period”	7.15(a)
“Preliminary Closing Date Balance Sheet”	3.2(a)
“Puerto Rico Business”	7.15(a)
“Purchase Price”	3.1
“Purchased Assets”	2.1
“Replacement Employee”	7.15(a)
“Response Costs”	7.14(a)(ii)
“SEC”	5.17(b)
“Transferred Employees”	8.1(a)(vi)
“Transition Services Agreement”	7.7
“Transitional Retiree”	8.7(a)
“U.S. Abbott Pension Plans”	8.10
“U.S. Business Employee”	8.1(a)(i)
“U.S. GE DC Plans”	8.5(a)
“U.S. GE Pension Plans”	8.3
“U.S. Transferred Employee”	8.1(a)(ii)

ARTICLE 2

PURCHASE AND SALE

                2.1           Purchase and Sale of the Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Abbott shall sell, convey, assign, transfer and deliver, or cause its Affiliates  to sell, convey, assign, transfer and deliver, to GE or one or more of its Affiliates (A) the Business Intellectual Property and the GE Mixed-Use Intellectual Property and (B) free and clear of Encumbrances (other than Permitted Encumbrances) (i) all the assets, rights and properties of Abbott and its Affiliates, of every kind and description (other than Intellectual Property, which is addressed in clause (A) above, and those assets, rights and properties that are addressed in clauses (B)(ii) and (B)(iii) below) and wherever located, whether tangible or intangible, real, personal or mixed, that (except as otherwise expressly set forth in this Agreement or the Ancillary Agreements) are used primarily in connection with, or primarily related to, the Business, (ii) the Owned Business Real Property and Leased Business Real Property and (iii) all the animals, aliquots of cell-lines and antisera that are used exclusively in connection with, or related exclusively to, the Business (collectively, the “Purchased Assets”), and GE or one or more of its Affiliates shall purchase the Purchased Assets, including the following:

(a)        all of the assets reflected on the Closing Date Balance Sheet;

(b)        all rights of Abbott and its Affiliates in the Abbott Products;

(c)        the furniture, fixtures, office equipment and laboratory equipment located at the Owned Business Real Property;

(d)        the furniture, fixtures, office equipment and laboratory equipment located at the Leased Business Real Property;

(e)        all rights of Abbott and its Affiliates in the installed instrument bases of the Abbott Products;

(f)         all computer software, data and information, and all related hardware, in each case as set forth on Schedule 2.1(f);

(g)        all other tangible personal property, including machinery, equipment, training materials and equipment, mechanical and spare parts, supplies, owned and leased motor vehicles, mobile phones and personal digital assistants used by the Transferred Employees, fixtures, trade fixtures, tools, tooling, dyes, production supplies and other tangible property of any kind, in each case used primarily in connection with, or related primarily to, the Business;

(h)        subject to Section 7.8 and Section 7.9(a) and except as set forth in Section 2.2, any Contract to the extent used in the Business (a “Business Contract”);

(i)         the Registrations to the extent used in, or related to, the Business supported by and including: (i) the original documents and all related data, records, and correspondence under the possession of Abbott or its Affiliates (or that are accessible to Abbott or its Affiliates using commercially reasonable efforts) evidencing the Registrations issued to Abbott or its Affiliates by a Governmental Authority, in each case to the extent assignable with or without the Consent of the issuing Governmental Authority; and (ii) all related Registration applications, clinical research and trial agreements, data results and records of clinical trials and marketing research, design history files (including the redbooks), technical files, drawings, manufacturing, packaging and labeling specifications, validation documentation, packaging specifications, quality control standards and other documentation, research tools, laboratory notebooks, files and correspondence with regulatory agencies and quality reports, and all relevant pricing information and correspondence with Governmental Authorities with respect to such pricing matters;

(j)         subject to Section 7.6(a), all product labeling, advertising, marketing and promotional materials and all other printed or written materials used primarily in connection with, or related primarily to, the Business;

(k)        subject to Section 7.9(b) and except for intercompany receivables between Abbott and any of its Affiliates, or between any Affiliate of Abbott and any other Affiliate of Abbott (including those (i) between Abbott and its Affiliates, on the one hand, and the Abbott Diagnostics Division Business or the Abbott Point of Care Business, on the other hand, or (ii) between the Abbott Diagnostics Division Business and the Abbott Point of Care Business), all accounts, notes and other receivables resulting from sales by Abbott or its Affiliates of products or services to the extent generated by, or related to, the Business, whether current or noncurrent, including any value added Taxes or similar Taxes levied on such accounts receivable, any unpaid interest accrued on such accounts receivable and all file documentation related to such accounts, notes and other receivables, including invoices, shipping documents, communications and correspondence submitted to or received from customers related to such sales;

(l)         all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including the right to sue and recover for past infringements or misappropriations of Business Intellectual Property or, to the extent related to the Business, GE Mixed-Use Intellectual Property), in each case to the extent arising from, or related to, the Business, except to the extent any of the foregoing relate to (i) Excluded Assets or Excluded Liabilities or (ii) intercompany receivables between Abbott and any of its Affiliates, or between any Affiliate of Abbott and any other Affiliates of Abbott (including those (i) between Abbott and its Affiliates, on the one hand, and the Abbott Diagnostics Division Business or the Abbott Point of Care Business, on the other hand, or (ii) between the Abbott Diagnostics Division Business and the Abbott Point of Care Business);

(m)       all inventories, including raw materials, works in process, semi-finished and finished Abbott Products, stores, replacement and spare parts, packaging materials (subject to Section 7.6), operating supplies and inventory on consignment, in transit or deposited in a warehouse, in each case to the extent used primarily in connection with, or related primarily to, the Abbott Products;

(n)        all prepayments, security deposits, refunds (other than any refunds with respect to Taxes to which Abbott is entitled pursuant to Section 9.4) and prepaid expenses, in each case to the extent used in, or related to, the Business;

(o)        all income, royalties and payments receivable with respect to any Business Intellectual Property or any GE Mixed-Use Intellectual Property to the extent related to the Business;

(p)        copies of all Books, Records and Files (other than income and similar Tax Returns and related Books, Records and Files), to the extent used in, or related to, the Business; provided, however, that Abbott and its Affiliates may redact any information to the extent used in, or related to, the Excluded Assets or Abbott Other Businesses from Books, Records and Files and similar materials conveyed pursuant to this Section 2.1(p); provided, further, that such redaction shall not impair any information related to the Business contained in such Books, Records and Files and similar materials;

(q)        other than to the extent related to the Excluded Assets or Abbott Other Businesses, all permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing, accrediting and certifying agencies, in each case to the extent transferable and used in, or related to, the Business;

(r)         all claims or benefits in, to or under any express or implied warranties from suppliers of goods or services relating to inventory sold or delivered to Abbott or any Affiliate of Abbott prior to the Closing, in each case to the extent used in, or related to, the Business;

(s)        copies of Tax Returns and other materials set forth on Schedule 2.1(s); provided, however, that Abbott and its Affiliates may redact any information to the extent used in, or related to, the Excluded Assets or Abbott Other Businesses from Tax Returns and similar materials conveyed pursuant to this Section 2.1(s); provided, further, that such redaction shall not impair any information related to the Business contained in such Tax Returns and similar materials;

(t)         all goodwill of the Business as a going concern; and

(u)        all rights of GE and its Affiliates arising under this Agreement, the Ancillary Agreements or from the consummation of the transactions contemplated hereby or thereby.

                2.2           Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, GE shall not purchase or otherwise acquire, and the Purchased Assets shall not include, any right, title and interest in or to any of the following assets (such assets being collectively referred to hereinafter as the “Excluded Assets”):

(a)        all the assets, rights and properties of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed of the Abbott Other

Businesses to the extent such assets are not described in Section 2.1 (collectively, the “Excluded Businesses”);

(b)        all rights of Abbott and its Affiliates arising under this Agreement, the Ancillary Agreements or from the consummation of the transactions contemplated hereby or thereby;

(c)        except as contemplated by Section 2.1(n), all cash and cash equivalents, securities and negotiable instruments on hand, in lock boxes, in financial institutions or elsewhere, including any cash residing in any collateral cash account securing any obligation or contingent obligation;

(d)        all intercompany accounts between Abbott and any of its Affiliates, or between any Affiliate of Abbott and any other Affiliate of Abbott (including those between the Abbott Diagnostics Division Business and the Abbott Point of Care Business);

(e)        the Excluded Owned Business Real Property;

(f)         the Excluded Leased Business Real Property;

(g)        all Intellectual Property rights, except (i) the Business Intellectual Property, (ii) the GE Mixed-Use Intellectual Property, (iii) subject to Section 7.9(a), the rights to Intellectual Property included in the Business Contracts described in Section 2.1(h), (iv) the rights granted to GE to the Licensed Marks pursuant to Section 7.6(a) and (v) the rights granted to GE to the Abbott Mixed-Use Intellectual Property pursuant to Section 7.6(b);

(h)        all insurance policies relating to the Business and all claims, credits, causes of action or rights thereunder and proceeds thereof;

(i)         all assets of any employee or independent contractor compensation or benefit plan, program or arrangement that is maintained or contributed to by Abbott or any of its Affiliates, except for those assets that are transferred to GE pursuant to Article 8;

(j)         any right to any refund or credit with respect to Taxes in accordance with the provisions of Article 9;

(k)        those assets listed on Schedule 2.2(k); and

(l)         those assets related to the Abbott Humanitarian Program which are listed on Schedule 2.2(l).

                2.3           Assumed Liabilities.  At the Closing, GE shall assume, or shall cause GE’s Affiliates to assume and agree to, pay, perform and discharge when due, any and all Liabilities of Abbott and Abbott’s Affiliates to the extent relating to or arising out of the Business or the Purchased Assets, other than the Excluded Liabilities set forth in Section 2.4 below (collectively, the “Assumed Liabilities”), including the following:

(a)        all Liabilities of Abbott and Abbott’s Affiliates reflected on the Closing Date Balance Sheet;

(b)        subject to Section 7.8 and Section 7.9(a) and except as set forth in Section 2.4, all non-monetary Liabilities of Abbott and Abbott’s Affiliates under (i) the Business Contracts and (ii) the Contracts entered into by Abbott and Abbott’s Affiliates to the extent used in connection with, or related to, the Business after the date hereof consistent with the terms of this Agreement, and all monetary Liabilities under the Business Contracts and the Contracts referred to in clause (ii) above to the extent they relate to the delivery of property or service to the Business, in each case except to the extent such Liabilities, but for a breach or default by Abbott or any of its Affiliates, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default;

(c)        the Liabilities assumed pursuant to Articles 8 or 9, any other provision of this Agreement, the Ancillary Agreements and the Schedules hereto and thereto; and

(d)        all Liabilities under the Consent Decree.

                2.4           Excluded Liabilities.  Notwithstanding anything to the contrary in Section 2.3, GE shall not assume or be obligated to pay, perform or otherwise discharge any of the following Liabilities of Abbott or its Affiliates (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”):

(a)        all Liabilities to the extent relating to or arising out of assets or businesses of Abbott or any of its Affiliates that are not included in the Purchased Assets or related to the Business prior to Closing;

(b)        all Liabilities retained by Abbott and its Affiliates pursuant to Articles 8 or 9, any other provision of this Agreement, the Ancillary Agreements and the Schedules hereto and thereto;

(c)        all Financial Indebtedness of Abbott or any of its Affiliates;

(d)        all intercompany payables and loans between Abbott and any of its Affiliates, or between any Affiliate of Abbott and any other Affiliate of Abbott (including those (i) between Abbott and its Affiliates, on the one hand, and the Abbott Diagnostics Division Business or the Abbott Point of Care Business, on the other hand, or (ii) between the Abbott Diagnostics Division Business and the Abbott Point of Care Business); and

(e)        any items listed on Schedule 2.4(e).

ARTICLE 3

PURCHASE PRICE

                3.1           Purchase Price.  The purchase price for the Purchased Assets and the covenant not to compete described in Section 7.13 (the “Purchase Price”) shall be determined in accordance with this Article 3 and shall equal:

(a)        $8,130,000,000 (the “Closing Date Payment”) minus

(b)        the Closing Date Balance Sheet Adjustment Amount plus

(c)        the Assumed Liabilities.

                3.2           Determination of Closing Date Balance Sheet Adjustment.

(a)        As promptly as practicable following the Closing Date (but not later than ninety (90) days after the Closing Date), Abbott and its Affiliates shall prepare, in accordance with GAAP and, where in accordance with GAAP, on a basis consistent with the preparation of the balance sheets used to determine the Minimum Net Worth, a balance sheet as of the Closing Date of the Business (the “Preliminary Closing Date Balance Sheet”) and deliver the Preliminary Closing Date Balance Sheet to the Independent Accounting Firm.  Concurrently with the delivery of the Preliminary Closing Date Balance Sheet, Abbott shall deliver to GE (i) a schedule showing all adjustments reflected on the Preliminary Closing Date Balance Sheet resulting from items not in the ordinary course of the Business in respect of the period from the Performance Balance Sheet Date to the Closing Date and (ii) a schedule showing all adjustments resulting from material changes to GAAP that are effective between the Performance Balance Sheet Date and prior to the Closing Date. For purposes of determining the Preliminary Closing Balance Sheet, Abbott shall continue to depreciate and amortize long-term assets consistent with its policies for depreciating and amortizing long-term assets used in determining the Minimum Net Worth.  Abbott and its Affiliates shall cause the Independent Accounting Firm to conduct an audit of the Preliminary Closing Date Balance Sheet as promptly as reasonably possible (but not later than ninety (90) days after receipt thereof) and, upon completion of such audit (but not later than ninety (90) days after such receipt), to deliver a written notice with respect to the Preliminary Closing Date Balance Sheet to each of GE and Abbott setting forth:

(i)    a summary of all adjustments, if any, to the Preliminary Closing Date Balance Sheet necessary to permit the Independent Accounting Firm to deliver the audit report described below; and

(ii)   an opinion stating that the Preliminary Closing Date Balance Sheet (after giving effect to such adjustments) as audited by such firm has been prepared in accordance with GAAP and, where in accordance with GAAP, on a basis consistent with the preparation of the balance sheets used to determine the Minimum Net Worth (such written notice and related summary and audit report being herein called the “Closing Date Balance Sheet Audit Report”).

The Preliminary Closing Date Balance Sheet, as so determined but after giving effect to the adjustments referred to in clause (i), is herein called the “Closing Date Balance Sheet.”

(b)        The parties hereto shall make available to each other and the Independent Accounting Firm such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review, as applicable, the Preliminary Closing Date Balance Sheet.  The fees and expenses of the Independent Accounting Firm shall be paid by GE.

(c)        If the Independent Accounting Firm concludes that it is unable to determine one or more issues or amounts necessary to complete an audit of the Preliminary Closing Date Balance Sheet hereunder and prepare and deliver the Closing Date Balance Sheet Audit Report, it shall promptly so notify GE and Abbott who shall endeavor to jointly agree on such issue or amount.  If GE and Abbott are unable to reach a written agreement concerning such issue or amount within fifteen (15) days after receipt of such notice, the issue or amount in question shall be determined in accordance with the Alternative Dispute Resolution (“ADR”) provisions set forth on Schedule 13.8, the result of which shall be binding upon the parties.  The decision of the neutral as to the issue or amount in question shall be conclusive and binding for purposes of use hereunder by the Independent Accounting Firm.  Following the determination of any such issue or amount by written agreement of GE and Abbott or by ADR, the Independent Accounting Firm shall proceed to complete its audit and the preparation and delivery of the Closing Date Balance Sheet Audit Report as contemplated in Section 3.2(a).  ADR costs under this Section 3.2(c) shall be borne fifty percent (50%) by GE and fifty percent (50%) by Abbott, except that each party shall be responsible for its own expenses (including legal expenses) and the costs of any witnesses selected by such party.  The place for such ADR shall be Chicago, Illinois or at such other place as may be agreed upon by GE and Abbott.

                3.3           Closing Date Balance Sheet Adjustment Amount Payment.  Promptly (but not later than five (5) days) after the completion of the Closing Date Balance Sheet Audit Report pursuant to Section 3.2(a), the parties shall determine whether the Minimum Net Worth Amount exceeds the Net Worth reflected on the Closing Date Balance Sheet (without, when making such determination, taking into account any changes or adjustments resulting from the Bonus Amount, from the ordinary course of the Business since the Performance Balance Sheet Date or from material changes in GAAP that are effective after the Performance Balance Sheet Date and prior to the Closing Date (i.e., ordinary course changes to the Business and material changes in GAAP shall not result in a Closing Date Balance Sheet Adjustment Amount)). Abbott shall pay to GE, by wire transfer of immediately available funds to such bank account of GE as GE shall designate in writing to Abbott, an amount equal to any such excess, plus interest on such excess from the Closing Date to the date of payment thereof at the Agreed Rate (the “Closing Date Balance Sheet Adjustment Amount”).

                3.4           Purchase Price Allocation; Withholding.

(a)        No later than fifteen (15) days after the date of this Agreement, Abbott shall provide GE with (i) an allocation by country of the Closing Date Payment based on an estimate of the fair market values of the Purchased Assets (less the Assumed Liabilities) and the covenant not to compete described in Section 7.13 (the “Estimated Country Allocation”) and (ii) if required by applicable Law (and only to the extent required), an allocation by asset category of the Estimated Country Allocation within a particular country (the “Estimated In-Country Allocation”).  Within forty-five (45) days after Abbott provides such allocations, but in no event later than thirty (30) days prior to the Closing Date, Abbott and GE shall negotiate in good faith and attempt to agree upon the Estimated Country Allocation and Estimated In-Country Allocation.  If, within that period, Abbott and GE are unable to agree on the Estimated Country Allocation or Estimated In-Country Allocation, the unresolved allocations in those countries where applicable Law requires Abbott and GE to agree on an allocation either prior to the Closing Date or at any date prior to the date of the Final Country Allocation or Final In-Country Allocation shall be determined by Ernst & Young LLP or another internationally-recognized independent accounting firm or appraisal firm mutually selected by Abbott and GE (the “Allocation Firm”) using customary valuation methodologies; provided, however, that the Allocation Firm shall make its determination no later than five (5) days prior to the Closing Date.

(b)        As soon as practicable after the Closing Date Balance Sheet Adjustment Amount (if applicable) and the Assumed Liabilities are determined, but in no event later than forty-five (45) days thereafter, Abbott and GE shall, with respect to each country for which an Estimated Country Allocation or Estimated In-Country Allocation was agreed to by Abbott and GE or determined by the Allocation Firm,  negotiate in good faith and attempt to agree upon an allocation of the final Purchase Price (including the Assumed Liabilities) to the Purchased Assets  and covenant not to compete described in Section 7.13 by country and by asset category within that country.  Such allocations shall be based upon the Estimated Country Allocation and Estimated In-Country Allocation agreed to by Abbott and GE or determined by the Allocation Firm, as the case may be, as appropriately adjusted to reflect the Closing Date Balance Sheet Adjustment Amount (if applicable), the Assumed Liabilities and any other information that has become available since the determination of the Estimated Country Allocation and Estimated In-Country Allocation.   If Abbott and GE are unable to agree on such allocations, the unresolved allocations in those countries where applicable Law requires Abbott and GE to agree on an allocation shall be determined by the Allocation Firm using customary valuation methodologies within thirty (30) days following the submission of the dispute to it.  Any allocation agreed to by Abbott and GE under this Section 3.4(b) or determined by the Allocation Firm is hereafter referred to as the “Final Country Allocation” (in the case of an allocation by country) and “Final In-Country Allocation” (in the case of an allocation by asset category).

(c)        Any determination made by the Allocation Firm shall be, absent manifest error, final and binding on GE, on behalf of itself and its Affiliates, and Abbott, on behalf of itself and its Affiliates.  The fees and expenses of the Allocation Firm shall be shared equally between Abbott and GE.

(d)        Each of Abbott, GE and each of their respective Affiliates shall (i) be bound by the Final Country Allocation and the Final In-Country Allocation for purposes of determining Taxes and (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Final Country Allocation and the Final In-Country Allocation.  None of Abbott, GE or their respective Affiliates shall take any position inconsistent with the Final Country Allocation or the Final In-Country Allocation in any Tax Return, in any

refund claim, in any litigation, or otherwise unless required by a final determination by an applicable taxing authority.  A Final Country Allocation and Final In-Country Allocation shall only be required where applicable Law requires Abbott and GE to agree upon such an allocation (and only to the extent so required).  In all other cases, if Abbott and GE are unable to agree upon an allocation in good faith, each party shall be entitled to follow its own allocation (without regard to the other party’s allocation).  Notwithstanding the preceding two sentences, if (i) a payment may be required to be made from Abbott to GE or from GE to Abbott under this Agreement, (ii) the amount of such payment is dependant upon an allocation of the Purchase Price and (iii) the parties cannot agree upon such allocation, then solely for purposes of determining the amount of such payment, dispute resolution mechanisms similar to those described in this Section 3.4 shall be used to determine the allocation necessary to determine the amount of such payment.

(e)        Within ten (10) days following the date of this Agreement, Abbott shall deliver to GE a list setting forth, for each jurisdiction in which Abbott or its Affiliates have Purchased Assets, the complete company name and other necessary information of Abbott or its designated Affiliates that shall sell the Purchased Assets. Within twenty-five (25) days of its receipt of Abbott’s list pursuant to the preceding sentence, GE shall deliver to Abbott a list setting forth for each jurisdiction where Abbott or its designated Affiliates have Purchased Assets, the complete company name and other necessary information of GE or its designated Affiliates that shall acquire the Purchased Assets in each relevant jurisdiction.  Such list shall be amended as necessary to reflect changes occurring prior to the Closing Date.

(f)         GE shall make any required withholding of Taxes from the Purchase Price and shall pay Abbott the Purchase Price net of any such withholding.  Except as otherwise provided in this Agreement, GE shall have no obligation to gross-up, indemnify or otherwise compensate Abbott for any withholding Tax due or imposed with respect to the Purchase Price to the extent required by applicable Law.  No later than five (5) days prior to the Closing, GE shall provide Schedule 3.4(f) to Abbott which shall set forth the jurisdictions in which any of GE or any of its Affiliates is obligated to withhold Taxes on payment of the Purchase Price.  Abbott shall reasonably cooperate with GE to enable GE to determine its withholding obligation.  GE shall reasonably cooperate with Abbott in obtaining any exemption or reduction in withholding Tax to which Abbott or any of its Affiliates is entitled under applicable Law.

ARTICLE 4

CLOSING

                4.1           Closing Date.

(a)        Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606, at 10:00 a.m. Chicago time, on the later of (i) April 2, 2007, or (ii) the third (3rd)

Business Day following the satisfaction or waiver of each of the conditions set forth in Article 10 or at such other place, time or date as Abbott and GE may mutually agree in writing (the “Closing Date”), provided, that, in the event (a) any Consent of a Governmental Authority required in any jurisdiction (other than a Consent of a Governmental Authority required for the consummation of the transactions contemplated by this Agreement under the Competition/Investment Laws of the jurisdictions listed in Section 10.1(b) or on Schedule 10.1(b)) has not been obtained at the time of the Closing, (b) any Governmental Authority in any jurisdiction (other than a Major Jurisdiction or the European Union) shall have enacted, issued, promulgated, enforced or entered any Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such transactions in such jurisdiction that is continuing as of the Closing Date or (c) any notification, or where appropriate, consultation, consent or negotiation with a works council, union, labor board or similar Government Authority concerning the transactions contemplated by this Agreement which is required in any jurisdiction (other than a Major Jurisdiction) has not been completed at the time of the Closing (each, a “Deferred Closing Jurisdiction”), then the parties shall defer (to the extent allowed by applicable Laws) the Closing solely with respect to the Purchased Assets related to such Deferred Closing Jurisdiction (each, a “Deferred Local Closing”).  In such event, (a) the legal interest in and to the relevant Purchased Assets shall not be assigned, transferred or conveyed to GE or the applicable Affiliate of GE unless and until the Deferred Local Closing occurs, (b) the parties shall use their commercially reasonable efforts to obtain such Consents, resolve such Governmental Orders and cause the expiration of all mandatory waiting periods as soon as practicable, (c) to the extent permitted under applicable Law, GE or the applicable Affiliate of GE, shall acquire beneficial interest in and to the relevant Purchased Assets at the Closing (including all cash and cash equivalents generated with respect thereto), (d) to the extent permitted under applicable Law, until the Deferred Local Closing occurs, Abbott and its Affiliates shall conduct the Business in each Deferred Closing Jurisdiction in accordance with GE’s instructions for the benefit and at the expense of GE or its applicable Affiliate and (e) neither Abbott nor any of its Affiliates shall have any Liability to GE or any of its Affiliates arising out of the management or operation of the Business in any Deferred Closing Jurisdictions other than for gross negligence or willful misconduct.  Each Deferred Local Closing shall occur no later than three (3) Business Days following receipt of the necessary Consent, the expiration of all mandatory waiting periods and resolution of all applicable Governmental Orders, or at such time as the parties may mutually agree upon in writing.

(b)        The parties hereby agree and acknowledge that the Closing shall be effective in each jurisdiction where Abbott and its Affiliates conduct the Business (i) as of 12:01 a.m. local time on April 1, 2007 if the date of the Closing is April 2, 2007, (ii) as of 12:01 a.m. local time on the date of the Closing if the date of the Closing is a day other than April 2, 2007 or (iii) if required by mandatory applicable Laws, as of 12:01 a.m. local time on the date of the Deferred Local Closing.

                4.2           Closing Deliveries by Abbott.  At the Closing, Abbott shall deliver, or cause to be delivered, to GE or the applicable Affiliate of GE:

(a)        copies of the resolutions (or local equivalent) of the board of directors (or local equivalent) and, where required, the stockholders, of each Affiliate of Abbott,

authorizing and approving the transactions contemplated by this Agreement and the applicable Ancillary Agreements, to the extent applicable to such Affiliate, certified by the respective corporate secretary (or local equivalent) or a director to be true and complete and in full force and effect and unmodified as of the Closing;

(b)        executed counterparts of each Conveyance and Assumption Instrument to which Abbott or the applicable Affiliate of Abbott is a party (other than Conveyance and Assumption Instruments relating to any Deferred Local Closings which shall be delivered at the date of the relevant Deferred Local Closing);

(c)        executed counterparts of the Transition Services Agreement;

(d)        a receipt for the Closing Date Payment less any amounts withheld pursuant to Section 3.4(f) or that must be paid locally to the applicable Affiliate of Abbott pursuant to applicable Law, in which case Abbott or the applicable Affiliate of Abbott shall deliver to the applicable Affiliate of GE a receipt for the portion of the Closing Date Payment allocated to the relevant jurisdiction pursuant to Section 3.4; and

(e)        the certificate required by Section 10.2(a).

                4.3           Closing Deliveries by GE.  At the Closing, GE shall deliver, or cause to be delivered, to Abbott or the applicable Affiliate of Abbott:

(a)        the Closing Date Payment less any amounts withheld pursuant to Section 3.4(f), by wire transfer in immediately available funds to an account or accounts designated in writing by Abbott not fewer than three (3) Business Days prior to the Closing (except as otherwise may be required by applicable Law, in which case the portion of the Closing Date Payment that must be paid locally to the applicable Affiliate of Abbott shall be paid by wire transfer in immediately available funds (in the local currency, if required by applicable Law) to a local bank account of such Affiliate of Abbott designated in writing by Abbott no fewer than three (3) Business Days prior to the Closing);

(b)        copies of the resolutions (or local equivalent) of the board of directors (or local equivalent) and, where required, the stockholders, of each Affiliate of GE, authorizing and approving the transactions contemplated by this Agreement and the Ancillary Agreements, to the extent applicable to such Affiliate, certified by the respective corporate secretary (or local equivalent) or a director to be true and complete and in full force and effect and unmodified as of the Closing;

(c)        executed counterparts of each Conveyance and Assumption Instrument to which GE or the applicable Affiliate of GE is a party (other than Conveyance and Assumption Instruments relating to any Deferred Local Closings which shall be delivered at the date of the relevant Deferred Local Closing);

(d)        executed counterparts of the Transition Services Agreement; and

(e)        the certificate required by Section 10.1(a).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ABBOTT

Except as otherwise set forth in a schedule to any particular representation and warranty (collectively, the “Company Disclosure Schedule”) (with specific reference to the particular Section of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one Section of the Company Disclosure Schedule shall be deemed to apply to each other Section thereof to which its relevance is readily apparent on its face), Abbott represents and warrants to GE as follows:

                5.1           Performance Financial Statements.

(a)        Set forth on Schedule 5.1(a) are the (i) unaudited performance balance sheets and unaudited performance profit and loss statements of the Abbott Diagnostics Division Business as of and for the years ended December 31, 2005 and December 31, 2004 and as of and for the nine (9) months ended on the Performance Balance Sheet Date (collectively, the “Abbott Diagnostics Division Performance Financial Statements”) and (ii) unaudited performance balance sheets, and unaudited performance profit and loss statements of the Abbott Point of Care Business as of and for the years ended December 31, 2005 and December 31, 2004 and as of and for the nine (9) months ended on the Performance Balance Sheet Date (collectively, the “Abbott Point of Care Performance Financial Statements” and together with the Abbott Diagnostics Division Performance Financial Statements, the “Performance Financial Statements”).  Except as set forth on Schedule 5.1(a), the Performance Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of the Business as of the respective dates thereof and for the periods referred to therein.

(b)        Set forth on Schedule 5.1(b) is a schedule that accurately reflects in all material respects the additions to service equipment, net of reserves/retirements for refurbishments, for the years ended December 31, 2005 and December 31, 2004 and for the nine (9) months ended on the Performance Balance Sheet Date, without capitalized interest thereon, and for instrument refurbishment additions, in accordance with Abbott’s accounting policies for additions to service equipment and instrument refurbishment costs, which policies were provided by Abbott to GE prior to the date of this Agreement.

                5.2           Sufficiency of Assets.  Assuming all required consents of third Persons (including as contemplated by Section 7.8) are obtained and alternative arrangements contemplated by Section 7.8(b) or Schedule 7.8(b) are performed, the Purchased Assets delivered at Closing (taking into account the effect of any Deferred Local Closing, the Delayed PR Closing and the implementation of the alternative arrangements contemplated by Section 7.8(b) or Schedule 7.8(b)), together with the Intellectual Property to be provided under Section 7.6(a) and Section 7.6(b), the services to be provided under the Transition Services Agreement and the services and assets to be provided by Abbott or its Affiliates under any other Ancillary Agreements constitute all of the assets necessary to operate and conduct the Business in all material respects in the manner as is now being conducted by Abbott and its Affiliates.

                5.3           Title.  Each of Abbott and its Affiliates has valid title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to, all of its Owned Business Real Property or Leased Business Real Property, as applicable, and other tangible Purchased Assets, except as have been disposed of in the ordinary course of business and except for Permitted Encumbrances.  Each of Abbott and its Affiliates has complied in all material respects with the terms of all material leases or material subleases relating to Leased Business Real Property to which it is a party and under which it is in occupancy, and all leases relating to Leased Business Real Property to which Abbott or its Affiliates is a party and under which it is in occupancy are in full force and effect.  None of Abbott or its Affiliates has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a material default with respect to any material lease or material sublease regarding the Leased Business Real Property to which it is a party.

                5.4           Environmental Matters.  Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect: (i) during the period of ownership or operation by Abbott and its Affiliates of any of their current Owned Business Real Property or Leased Business Real Property, there have been no releases of Hazardous Materials in, on, under or affecting any properties that would subject the Business to any Liability under Environmental Laws or require expenditures by the Business for remediation to meet applicable standards thereunder; (ii) prior to the period of ownership or operation by Abbott and its Affiliates of any of their current Owned Business Real Property or Leased Business Real Property, to the Knowledge of Abbott, there were no releases of Hazardous Materials in, on, under or affecting any properties that would subject the Business to any Liability under any Environmental Law or require any expenditure by the Business for remediation to meet applicable standards thereunder; (iii) none of Abbott or any of its Affiliates with respect to the Business is subject to any indemnity obligation or Contract with any Person relating to Liabilities under Environmental Laws; and (iv) to the Knowledge of Abbott, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action, or Liability against or affecting the Business relating to or arising under Environmental Laws.

                5.5           Organization, Authority and Qualification.  Abbott is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Illinois and has all necessary corporate power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Abbott, the performance by Abbott of its obligations hereunder and the consummation by Abbott of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Abbott.  This Agreement has been duly executed and delivered by Abbott, and, assuming due authorization, execution and delivery by GE, this Agreement is a legal, valid and binding obligation of Abbott, enforceable against it in accordance with its terms.

                5.6           No Conflict.  Assuming that all Consents and other actions described in Section 5.7 have been obtained, the execution, delivery and performance of this Agreement by Abbott do not and shall not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws of Abbott, (b) conflict with or violate any Law or Governmental Order applicable to Abbott or its properties or the Purchased Assets or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract, license, permit, franchise or other instrument or arrangement to which Abbott or any of its Affiliates is a party, except, in the case of clauses (b) and (c), as individually or in the aggregate has not had and would not have a Material Adverse Effect and would not prevent the timely consummation of the transactions contemplated hereby or prevent Abbott from performing its obligations under this Agreement.

                5.7           Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by Abbott do not and shall not require any Consent of, action by, filing with or notification to, any Governmental Authority, except (a) the requirements of Council Regulation 139/2004 of the European Community, as amended (the “EC Merger Regulation”), and, to the extent applicable, the requirements of the HSR Act and the Competition/Investment Laws of any other relevant jurisdiction, (b) the FDA as required by paragraph 23 of the Consent Decree, (c) any notification, or where appropriate, consultation, Consent or negotiation with a works council, union, labor board or relevant Governmental Authority concerning the transactions contemplated by this Agreement, (d) as may be necessary as a result of any facts or circumstances relating solely to GE or any of its Affiliates, or (e) to the extent that the failure to obtain any such Consent or to take such action, make such filing or make such notification individually or in the aggregate has not had and would not have a Material Adverse Effect and would not prevent the timely consummation of the transactions contemplated hereby or prevent Abbott from performing its obligations under this Agreement.

                5.8           No Undisclosed Liabilities.  To the Knowledge of Abbott, as of the date hereof, neither Abbott nor its Affiliates are subject to any Liability with respect to the Business that is not shown on the Performance Balance Sheets other than Liabilities (i) that were incurred or accrued by Abbott or its Affiliates from the Performance Balance Sheet Date to the date hereof that are of the same nature or type as those set forth in the Performance Balance Sheets and the notes thereto that would have resulted in such Liabilities being included as Liabilities on the Performance Balance Sheets and the notes thereto were such Performance Balance Sheets and the notes being prepared as of the date hereof, (ii) that would (if Closing were to occur as of the date hereof) constitute Excluded Liabilities or (iii) that are not reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

                5.9           Litigation.  As of the date hereof, no Action by or against Abbott is pending or, to the Knowledge of Abbott, threatened, challenging the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.  Except as has not had or would not reasonably be expected to have a Material Adverse Effect, there are no lawsuits, suits or proceedings pending in which Abbott or its Affiliates is the plaintiff or claimant and which relate to the Business or the Purchased Assets.

                5.10         Intellectual Property.

(a)        To the Knowledge of Abbott, Abbott has good and valid title to, and owns free and clear of all liens, pledges and security interests (and other similar encumbrances capable of registration against title) or has the right to use and bring actions for infringement of the Business Intellectual Property, GE Mixed-Use Intellectual Property and other Intellectual Property necessary or required for the conduct of the Business (collectively, the “Company Rights”), except where the failure to have such rights individually or in the aggregate has not had or would not have a Material Adverse Effect.

(b)        To the Knowledge of Abbott, neither the manufacture, marketing, license (or sublicense), sale, importation or use of any material Abbott Product or service of the Business as currently manufactured, marketed, licensed (or sublicensed), sold, imported or used by Abbott infringes upon the valid Intellectual Property of any third Person to which Abbott does not have a license or sublicense; nor, to the Knowledge of Abbott, is any third Person materially infringing upon any Business Intellectual Property or Mixed-Use Intellectual Property; and, to the Knowledge of Abbott, as of the date hereof, there is no pending or threatened litigation contesting the validity, enforceability or ownership by Abbott or its Affiliates of any material Business Intellectual Property or Mixed-Use Intellectual Property, or right of Abbott or its Affiliates to use, manufacture, sell, license (or sublicense), import or dispose of any material Abbott Products or service of the Business.

                5.11         Fraud and Abuse Statutes.  Except as has not had or would not reasonably be expected to have a Material Adverse Effect, with respect to the Business or the Purchased Assets, there are no lawsuits, claims, proceedings or investigations relating to the Federal Anti-Kickback Statute, Section 1128B(b) of the Social Security Act of 1935, as amended (42 U.S.C. 1320a7b(b)), or the civil False Claims Act of 1863, as amended (31 U.S.C. 3729 et seq.), only to the extent that an alleged violation of the False Claims Act is based upon a claim of violation of the Federal Anti-Kickback Statute (collectively the “Fraud and Abuse Statutes”), pending (with respect to which Abbott or its Affiliates have been served or notified) or, to the Knowledge of Abbott, threatened against the Business or the Purchased Assets, nor has any matter come to the attention of Senior Management or certain Abbott Knowledge Persons listed on Schedule 1.1(m) that a reasonable person would consider a probable violation of the Fraud and Abuse Statutes.

                5.12         Compliance with Laws.

(a)        Except as has not had or would not reasonably be expected to have a Material Adverse Effect, Abbott, with respect to the Business and the Purchased Assets, is in substantial compliance with all applicable Laws.  This provision excludes Fraud and Abuse Statutes, which are addressed separately in Section 5.11 above, FDA Regulatory Compliance, which is addressed separately in Section 5.13 below and environmental matters, which are addressed separately in Section 5.4 above.

(b)        Except as has not had or would not reasonably be expected to have a Material Adverse Effect, there are no outstanding consent orders, unsatisfied final judgments or decrees (other than the Consent Decree) in respect of the Business or the Purchased Assets.

                5.13         FDA Regulatory Compliance.

(a)        Abbott has all material Registrations from the FDA or other Governmental Authority required to conduct the Business as currently conducted.  To the

Knowledge of Abbott, each of such Registrations is valid and subsisting in full force and effect, and, subject to applicable Law, may be assigned and transferred to GE in accordance with the provisions of this Agreement.  The FDA has not informed Abbott in writing that it intends to limit, suspend or revoke such Registrations or change the marketing classification or labeling of any Abbott Products.

(b)        The Abbott Products that are subject to the jurisdiction of the FDA have been and are being developed, tested, manufactured, distributed and marketed in substantial compliance with all applicable FDA Laws.

(c)        Abbott, with respect to the Business, is not subject to, and does not have Knowledge of facts or circumstance reasonably likely to cause, any material obligation arising under an administrative or regulatory action status, FDA warning letter, FDA notice of violation letter, or other notice from the FDA or any comparable Governmental Authority except for the Consent Decree.

                5.14         Contracts.  None of Abbott or its Affiliates, nor, to the Knowledge of Abbott, any other party thereto is in material violation of or in material default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation or default by any of Abbott or its Affiliates, or, to the Knowledge of Abbott, any other party thereto) any (i) Business Contract listed on Schedule 5.14, (ii) material license agreements granting any rights under any Business Intellectual Property or Mixed-Use Intellectual Property where Abbott is the licensee or (iii) other Contract if such violation or default would be reasonably likely to have a Material Adverse Effect.

                5.15         Employment and Employee Benefits Matters.

(a)        As soon as reasonably practicable, and in no event later than thirty (30) days after the signing of this Agreement, Abbott shall provide GE with Schedule 5.15(a) which shall set forth a preliminary list of all material employee benefit plans (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or required to be maintained or contributed to by Abbott or any of its Affiliates (but excluding any such plan, program or arrangement mandated by and maintained solely pursuant to applicable Law), in each case providing benefits to any Business Employee (such plans, programs, and arrangements are hereinafter referred to as the “Employee Plans”).  As soon as reasonably practicable, and in no event later than sixty (60) days after the signing of this Agreement, Abbott shall cause to be made available to GE a true and complete copy of each Employee Plan and all amendments thereto (or in the case of any Employee Plan that is not in writing, a written description thereof).

(b)        None of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).

(c)        Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each related trust that is intended to be exempt from federal income Tax pursuant to Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter that would adversely affect such qualification or exemption, as the case may be.

(d)        With respect to each Employee Plan (and with respect to each similar material employee benefit arrangement maintained, contributed to or sponsored by Abbott or any of its Affiliates in which controlled group Liability is imposed under the Code), neither Abbott nor any of its Affiliates is currently liable for any material Tax arising under Section 4971, 4972, 4975, 4976, 4979, 4980 or 4980B of the Code, and no fact or event exists that would give rise to any such material Tax Liability.  Neither Abbott nor any of its Affiliates has incurred any material Liability under or arising out of Title IV of ERISA that has not been satisfied in full (other than any material Liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course all of which have been timely paid), and no fact or event exists that would result in such a material Liability.  None of the Purchased Assets is the subject of any material lien arising under Section 302(f) or 4068 of ERISA or Section 412(n) of the Code and neither Abbott nor any of its Affiliates has been required to post any material security under Section 307 of ERISA or Section 401(a)(29) of the Code with respect to any Employee Plan, and no fact or event exists that would give rise to any such material lien or requirement to post any such material security.

(e)        To the Knowledge of Abbott, each Employee Plan which GE or one of its Affiliates has agreed to assume in Article 8, is now and has been operated in all material respects in accordance with the requirements of all applicable Laws, including, in the case of United States plans, ERISA and the Code, and in accordance with their terms.

(f)         Except as set forth on Schedule 5.15(f) (with respect to which Abbott shall provide GE a preliminary schedule as soon as reasonably practicable, and in no event later than thirty (30) days after the signing of this Agreement), neither Abbott nor any of its Affiliates is a party to any collective bargaining agreement, works council agreement or other similar agreements applicable to the Business Employees.

                5.16         Labor Matters.  Except as set forth on Schedule 5.16 (which Abbott shall provide GE as soon as reasonably practicable, and in no event later than sixty (60) days after the signing of this Agreement), within the last three (3) years neither Abbott any of its Affiliates has experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with the Business Employees.  Except to the extent set forth on Schedule 5.16 (which Abbott shall provide GE as soon as reasonably practicable, and in no event later than sixty (60) days after the signing of this Agreement), to the Knowledge of Abbott, as of the date of this Agreement, (a) there is no material unfair labor practice charge or complaint against Abbott or any of its Affiliates pending or threatened in connection with the Business Employees; (b) there is no material labor strike, dispute, request for representation, slowdown or stoppage or labor-related boycott of the Business’s products actually pending or threatened against or affecting Abbott or any of its Affiliates in connection with the Business Employees; (c) no material question concerning union representation has been raised or threatened in connection with the U.S. Business Employees; (d) there are no material pending arbitration proceedings in connection with any group of Business Employees; and (e) there are no material administrative charges or court complaints or investigations against Abbott or any of its Affiliates concerning alleged employment discrimination, wage and hour issues, workplace safety, or other employment or benefit related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Governmental Authority in connection with the Business Employees.

                                5.17         Taxes.

(a)        All material Tax Returns required by applicable Laws to have been filed with any Governmental Authority by, or with respect to, Abbott and its Affiliates (with respect to the Purchased Assets and the Business) have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such Tax Returns are true and complete in all material respects;

(b)        Abbott and its Affiliates (with respect to the Purchased Assets and the Business) have paid (or have had paid on its behalf) all material Taxes due and owing, and the most recent financial statements of Abbott filed with the Securities and Exchange Commission (“SEC”) for which Abbott and its Affiliates are included reflect an adequate reserve for all Taxes payable by Abbott and its Affiliates (with respect to the Purchased Assets and the Business) for all taxable periods and portions thereof accrued through the date of such financial statements;

(c)        there are no Encumbrances for Taxes on any of the Purchased Assets (other than for Taxes not yet due and payable);

(d)        Abbott and its Affiliates (with respect to the Purchased Assets and the Business) have complied with all applicable Laws relating to the payment and withholding of Taxes;

(e)        no written notification has been received by Abbott or its Affiliates (with respect to the Purchased Assets and the Business) that any federal, state, local or non-U.S. audit, examination or similar proceeding is pending, proposed or asserted with regard to any Taxes or Tax Returns of Abbott or its Affiliates (with respect to the Purchased Assets and the Business);

(f)         there is no currently effective agreement with any Governmental Authority extending, or having the effect of extending, the period of assessment or collection of any Taxes by Abbott or its Affiliates (with respect to the Purchased Assets and the Business) nor has any request been made for any such extension;

(g)        no written notice of a claim or pending investigation has been received from any state, local or other jurisdiction with which Abbott and its Affiliates currently does not file Tax Returns, alleging that Abbott or its Affiliates (with respect to the Purchased Assets and the Business) has a duty to file Tax Returns and pay Taxes or is otherwise subject to the taxing authority of such jurisdiction;

(h)        none of Abbott or its Affiliates (with respect to the Purchased Assets and the Business) is bound by any Tax sharing arrangement or Tax indemnity arrangement; and

(i)         no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”) or any comparable provision of non-U.S. Law.

                                5.18         Brokers.  Abbott shall be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Abbott.

                                5.19         Disclaimer.  EXCEPT AS SET FORTH IN THIS ARTICLE 5, NONE OF ABBOTT, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ABBOTT, ITS AFFILIATES OR THE BUSINESS.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF GE

                                GE represents and warrants to Abbott as follows:

                                6.1           Organization and Authority of GE.  GE is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York and has all necessary corporate power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by GE, the performance by GE of its obligations hereunder and the consummation by GE of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of GE.  This Agreement has been duly executed and delivered by GE, and, assuming due authorization, execution and delivery by Abbott, this Agreement is a legal, valid and binding obligation of GE enforceable against it in accordance with its terms.

                                6.2           No Conflict.  Assuming that all Consents and other actions described in Section 6.3 have been obtained, and except as may result from any facts or circumstances relating solely to Abbott, the execution, delivery and performance by GE of this Agreement do not and shall not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of GE, (b) conflict with or violate any Law or Governmental Order applicable to GE or its respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which GE is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of GE to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

                                6.3           Governmental Consents and Approvals.  The execution, delivery and performance by GE of this Agreement do not and shall not require any Consent of, action by, filing with, or notification to, any Governmental Authority, except (a) the requirements of the EC Merger Regulation and, to the extent applicable, the requirements of the HSR Act and the Competition/Investment Laws of any other relevant jurisdiction, (b) any notification, or where appropriate, consultation, consent or negotiation with a works council, union, labor board or relevant Governmental Authority concerning the transactions contemplated by this Agreement or (c) where failure to obtain such Consent or to take such action, make such filing or make such notification, would not prevent or materially delay the consummation by GE of the transactions contemplated by this Agreement.

                                6.4           Litigation.  As of the date hereof, no Action by or against GE is pending or, to the Knowledge of GE, threatened, challenging the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

                                6.5           Brokers.  GE shall be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GE.

ARTICLE 7

ADDITIONAL COVENANTS AND AGREEMENTS

                                7.1           Conduct of the Business.  From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 11.1), except as expressly required by applicable Law, as contemplated by or required to implement this Agreement or any Ancillary Agreement or as otherwise waived or consented to in writing by GE, Abbott shall, and shall cause its Affiliates to:

(a)        carry on the Business in the ordinary course of business consistent with past practice, and in any event in material compliance with all applicable Laws;

(b)        not in any respect, (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any Transferred Employee, including any increase or change pursuant to any Employee Plan or (B) establish or increase or promise to increase any benefits under any Employee Plan, in either case except (i) as required by Law or to effect the terms of this Agreement, (ii) as may be required under any Employee Plan or other agreement in effect on the date hereof, (iii) as effected in the ordinary course consistent with the past practice, or (iv) as would also relate to a substantial number of similarly situated employees of Abbott and its Affiliates employed by the Abbott Other Businesses;

(c)        not transfer any Business Employee to another business unit of Abbott or its Affiliates, other than individuals listed on Schedule 8.1(a)(i) — 1;

(d)        continue to maintain, service and protect the Purchased Assets on a basis consistent with past practice;

(e)        use commercially reasonable efforts to preserve intact the goodwill of the Business and the relationships of Abbott and its Affiliates with their customers, vendors, suppliers, creditors, agents, landlords, equipment lessors, service providers, employees and others having business relations with the Business;

(f)         pay all accounts payable and other current obligations of Abbott and its Affiliates to the extent related to the Business when they become due and payable in the ordinary course of business consistent with past practice, except for accounts payable or other obligations that are the subject of a good faith dispute;

(g)        not delay or accelerate payment of any account payable or other Liability of the Business beyond or in advance of its due date or the date when such Liability would have been paid in the ordinary course of business consistent with past practice, other than any such delays due to good faith disputes;

(h)        continue to maintain the books and records of Abbott and its Affiliates related to the Business on a basis consistent with past practice;

(i)         continue to make all necessary and material filings and payments with Governmental Authorities in connection with the Business in a timely manner, and use commercially reasonable efforts to maintain in effect all existing Registrations or other authorizations of Governmental Authorities required for the ongoing operation of the Business as currently conducted;

(j)         not (i) sell, assign, convey, transfer or lease (as lessor) any Purchased Asset, other than the sale of inventories in the ordinary course of business consistent with past practice, (ii) dispose of any equipment of Abbott or any of its Affiliates primarily related to the Business, other than in the ordinary course of business consistent with past practice, (iii) write off, forgive, waive or otherwise cancel, in whole or in part, any material account receivable of Abbott or any of its Affiliates to the extent included in the Purchased Assets, except as required by GAAP or applicable Law, (iv) write off, forgive, waive or otherwise cancel, in whole or in part, any other material obligation owed to Abbott or any of its Affiliates to the extent related to the Business, except as required by GAAP or applicable Law, (v) acquire any material asset or material property primarily related to the Business other than in the ordinary course of business, (vi) take any action or knowingly omit to take any action, the taking or omission of which has a Material Adverse Effect, or (vii) enter into any Contract, arrangement or commitment to do any of the foregoing; or

(k)        except as would not be material to the Business, not (i) change any financial or Tax accounting methods, policies or practices of Abbott or any of its Affiliates (to the extent related to the Business), except as required by a change in GAAP or applicable Law or (ii) make, revoke or amend any Tax election of Abbott or any of its Affiliates (to the extent related to the Business); or

(l)         except as required by applicable Law, not prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to Post-Closing Tax Periods or accelerating deductions to Pre-Closing Tax Periods), but only to the extent that such act would result in an increase in Taxes in any Post-Closing Tax Period.

                                7.2           Access to Information; Confidentiality.

(a)        From the date hereof until the Closing, upon reasonable notice, Abbott shall: (i) afford GE and its authorized representatives reasonable access to the properties and books and records of the Business, and (ii) furnish to the officers, directors, employees, and authorized representatives of GE such additional financial and operating data and other information regarding the Business (or copies thereof) as GE may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be scheduled and coordinated through Abbott’s Vice President, Global Licensing/New Business Development (or his successor or successors) and shall be conducted at GE’s expense, during normal business hours, under the supervision of Abbott’s or its Affiliates’ personnel and in such a manner as not to interfere unreasonably with the normal operations of the Business or any of the Abbott Other Businesses.  Notwithstanding anything to the contrary in this Agreement, Abbott shall not be required to disclose any information to GE if such disclosure would be reasonably likely to (x) cause significant competitive harm to the Business if the transactions contemplated hereby are not consummated, (y) jeopardize any attorney-client or other legal privilege or (z) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

(b)        The terms of the Confidentiality Agreement, dated as of June 29, 2006, between GE Healthcare and Abbott, which Confidentiality Agreement was joined by GE on December 12, 2006 (the “Confidentiality Agreement”), shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of GE under this Section 7.2(b) shall terminate; provided, however, that, from and after the Closing, except as would have been permitted under the terms of the Confidentiality Agreement, (i) GE shall, and shall cause its officers, directors, employees, authorized representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations between the parties regarding this Agreement and the transactions contemplated hereby and all confidential information relating to Abbott, the Abbott Other Businesses or the Excluded Assets, and (ii) Abbott shall, and shall cause its officers, directors, employees, authorized representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations between the parties regarding this Agreement and the transactions contemplated hereby and all confidential information relating to the Business or GE.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

(c)        Nothing provided to GE pursuant to Section 7.2(a) shall in any way amend or diminish GE’s obligations under the Confidentiality Agreement.  GE acknowledges and agrees that any Evaluation Material (as defined in the Confidentiality Agreement) provided to GE pursuant to Section 7.2(a) or otherwise by or on behalf of Abbott or any officer, director, employee or authorized representative shall be subject to the terms and conditions of the Confidentiality Agreement.

(d)        Abbott and GE shall cooperate in the preparation of carve-out financial statements of the Business, and make available to each other such Books, Records and Files and other information and employees as either may reasonably request in connection with the preparation thereof. Abbott shall bear out-of-pocket costs relating to the preparation of such carve-out financial statements for the Business.

                                7.3           Regulatory and Other Authorizations; Notices and Consents.

(a)        Each of Abbott and GE shall use its commercially reasonable efforts to obtain promptly all Consents of all Governmental Authorities that may be or become necessary for the performance of its and the other party’s obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement.  Abbott and GE shall cooperate with one another in promptly seeking to obtain all such Consents; provided, however, that Abbott and GE shall not be required to pay any fees or other payments to any such Governmental Authorities in order to obtain any such Consent (other than normal filing fees that are imposed by Law on Abbott or GE, as applicable, or Conveyance Taxes).  Neither Abbott, with respect to the Business, nor GE, with respect to the business conducted by GE Healthcare, shall knowingly enter into any acquisition or other agreement, make any announcement with respect to any transaction or take any other action that could reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any Consent of a Governmental Authority under any Competition/Investment Law.  Abbott and GE each agree to make, or to cause to be made, if required, an appropriate filing of a notification and report form pursuant to the HSR Act, the EC Merger Regulation and any other applicable Competition/Investment Law, in each case, with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement, and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act and the EC Merger Regulation or any other Competition/Investment Laws.  If any objections are asserted with respect to the transactions contemplated hereby under any Competition/Investment Law or if any suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Competition/Investment Law, each of GE and Abbott shall use its reasonable best efforts to promptly resolve such objections.  Notwithstanding anything to the contrary contained in this Agreement, in connection with obtaining any Consent of a Governmental Authority under any Competition/Investment Law (i) Abbott shall not, without GE’s prior written consent, commit to any divestiture transaction involving the Purchased Assets, or commit to alter the business or commercial practices relating to the Business in any way, and (ii) neither GE nor any of its Affiliates shall be required to (A) divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Business, any Purchased Assets, any Abbott Product or any other assets or businesses of GE or any of its Affiliates or (B) alter or restrict in any way the business or commercial practices of GE, any of its Affiliates, or the Business.

(b)        Abbott shall notify the FDA of the transactions contemplated by this Agreement as required by paragraph 23 of the Consent Decree, a copy of which has been provided to GE, and may provide the FDA with a copy of this Agreement.  GE shall (i) cooperate with Abbott and promptly comply with any further inquiry or request for information from the FDA in connection with such notice; (ii) at the Closing, assume and agree to fully satisfy all Liabilities of Abbott, Miles D. White, Chairman of the Board and Chief Executive Officer, Abbott, and Thomas D. Brown, (former) President, Abbott Diagnostics Division (collectively, the “Abbott Consent Decree Defendants”), under the Consent Decree; (iii) cooperate with Abbott, using its reasonable best efforts, to obtain an amendment to the Consent Decree to (x) replace the defendants thereunder with GE or other GE Persons required by any Governmental Authority (the “GE Consent Decree Defendants”), (y) reflect the assignment and assumption of all Liabilities of the Abbott Consent Decree Defendants thereunder to and by the GE Consent Decree Defendants and (z) remove and unconditionally release the Abbott Consent Decree Defendants as defendants thereunder; and (iv) use its reasonable best efforts to promptly resolve any objections or conditions asserted with respect to the transactions contemplated hereby under the Consent Decree by any Governmental Authority.

(c)        Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority relating to the matters that are the subject of this Agreement.  Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry related to the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement, the parties to this Agreement shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act, the EC Merger Regulation and any other applicable Competition/Investment Laws.  Subject to the Confidentiality Agreement the parties to this Agreement shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

                                7.4           Notifications.  Each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that shall result in (a) any representation or warranty made by such party to be untrue or inaccurate in a manner which would result in the failure of the condition set forth in Section 10.1(a) or Section 10.2(a) and (b) any material failure on such party’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                7.5           Release of Indemnity Obligations.

(a)        Abbott and GE shall cooperate with each other with a view to entering into arrangements effective as of the Closing whereby GE would be substituted for Abbott and its Affiliates in any guarantees, letters of comfort, indemnities or similar arrangements entered into by Abbott or its Affiliates in respect of the Business (but only to the extent such guarantees, letters of comfort, indemnities or arrangements constitute Assumed Liabilities).  If GE cannot enter into the arrangements referred to above, Abbott shall not terminate such guaranty arrangements without GE’s consent; provided, however, that GE shall enter into a separate guaranty with Abbott or one of its Affiliates to guarantee the performance of the obligations of the relevant Person pursuant to the Contract underlying such guaranty arrangements.

(b)        After the Closing, each of Abbott and GE, at the request of the other party, shall use, and shall cause their respective Affiliates to use, commercially reasonable efforts to obtain any Consent, substitution or amendment required to novate or assign all Assumed Liabilities to GE or its Affiliates and any Excluded Liabilities to Abbott or its Affiliates, and obtain in writing the unconditional release of Abbott and its Affiliates with respect to the Assumed Liabilities and the unconditional release of GE and its Affiliates with respect to the Excluded Liabilities.

                                7.6           Intellectual Property Matters.

(a)        At the Closing, Abbott shall grant (to the extent Abbott has a right to) to GE and its Affiliates, (x) for a period from the Closing until the earlier of (A) the first anniversary of the Closing or (B) the exhaustion of any inventory of Abbott Products in existence at the Closing bearing the Licensed Marks, a non-exclusive, irrevocable (except in the event of breach by GE or its Affiliates of this Section 7.6(a), which breach is not cured within thirty (30) days of written notice from Abbott), non-assignable, worldwide and royalty-free right and license to use the Licensed Marks to manufacture, label, market, distribute, lease, sell and support inventory of Abbott Products in existence at the Closing or existing as of the date which is six (6) months following the Closing, as such Licensed Marks are used in the Business at the Closing, for the sole purpose of operating the Business by GE and its Affiliates and (y) a perpetual, non-exclusive, irrevocable (except in the event of breach by GE or its Affiliates of this Section 7.6(a), which breach is not cured within thirty (30) days of written notice from Abbott), non-assignable, worldwide and royalty-free right and license to use the Licensed Marks on any installed instrument bases of the Business existing as of the date which is six (6) months following the Closing, and only as such Licensed Marks appear on such instruments as of the Closing; provided that GE, its Affiliates or its designees (i) shall as part of any resale, refurbishing or receipt of any such installed instrument, and (ii) shall use commercially reasonable efforts to, as part of any service to or service call on any such installed instrument, cover over all Licensed Marks so that such Licensed Marks are no longer observable on any exterior surface of such instrument (but (A) shall have no obligation to alter the operating software of such instrument to remove the display of any Licensed Mark except as reasonably practicable when otherwise modifying such software and (B) shall have no obligation to cover any Licensed Marks to the extent such actions are objected to by a representative of the applicable customer or end user of such instrument).  The foregoing license grants shall be effective immediately upon the Closing.  As soon as reasonably practicable after the Closing, but in no event later than six (6) months after the Closing, GE shall, and shall cause its Affiliates to, (i) subject to clause (y) of the first sentence of this Section 7.6(a), cease to use and remove or cover the name “Abbott” as a trade name, corporate name or domain name from all materials, and (ii) otherwise cease use of any Abbott Brand for which GE has not been granted a license pursuant to this Section 7.6(a), including removing such Abbott Brand from signs, billboards, telephone listings, stationery, office forms or other similar materials of the Business.  Any use by GE and its Affiliates of any Licensed Mark as permitted in this Section 7.6(a) is subject to their compliance with the level of quality in effect in connection with the Licensed Marks immediately prior to the Closing Date.  GE and its Affiliates shall not use the Licensed Marks in any manner that reflects negatively on such Trademarks or on Abbott or its Affiliates, or harms the value or goodwill of the Licensed Marks; provided, however, that nothing in this sentence shall limit GE’s right to take any action with respect to the Abbott Products to the extent that such action is required by applicable Law. Except as expressly provided in this Section 7.6(a), GE and its Affiliates shall have no right to use in any way the Licensed Marks.  The parties acknowledge and agree that the Trademarks set forth on Schedule 7.6(a) are used in connection with the Abbott Other Businesses and are being retained by Abbott and its Affiliates, and Abbott and its Affiliates shall have the royalty-free right to use such Trademarks and variants thereof with respect to the products and services of the Abbott Other Businesses and, subject to any preexisting rights of GE and its Affiliates, other products and services.

(b)        Abbott and its Affiliates shall retain the ownership of and other rights to the Mixed-Use Intellectual Property used primarily in connection with or related primarily to one or more of the Abbott Other Businesses, which Intellectual Property is set forth on Schedule 7.6(b) (the “Abbott Mixed-Use Intellectual Property”).  At the Closing, Abbott, on behalf of itself and its Affiliates, shall grant (to the extent Abbott has rights to) to GE and its Affiliates, a perpetual, irrevocable, worldwide, non-exclusive and royalty-free right and license (with a right to grant sublicenses or covenants not to sue for purposes of conducting GE’s and its Affiliates’ business)  under the Abbott Mixed-Use Intellectual Property to (i) research, develop, make, have made, use, sell, offer to sell, distribute, import, support and otherwise dispose of products, methods and services covered by, and to use, modify, reproduce, display, perform or prepare derivative works based on, the Abbott Mixed-Use Intellectual Property in any field of use.  The foregoing license grants shall be (i) effective immediately upon the Closing, and (ii) non-assignable, except in connection with a transfer of the Business or any other business in which such Abbott Mixed-Use Intellectual Property is used (or a transfer of substantially all of the assets of the Business or such other business).  Abbott covenants not to sue GE or its Affiliates for patent infringement to the extent such infringement is due to making, using, marketing, offer for sale, sale, importation, or export of products of the Business already marketed as of the Closing.

(c)        GE and its Affiliates shall own all right, title and interest in and to the Mixed-Use Intellectual Property used primarily in connection with or related primarily to the Business, which Intellectual Property is set forth on Schedule 7.6(c) (the “GE Mixed-Use Intellectual Property”).  At the Closing, GE, on behalf of itself and its Affiliates, shall grant (to the extent GE has rights to) to Abbott and its Affiliates, a perpetual, irrevocable,  worldwide, non-exclusive and royalty-free right and license (with a right to grant sublicenses or covenants not to sue for purposes of conducting Abbott’s and its Affiliates’ business) under the GE Mixed-Use Intellectual Property to (i) research, develop, make, have made, use, sell, offer to sell, distribute, import, support and otherwise dispose of products, methods and services covered by, and to use, modify, reproduce, display, perform or prepare derivative works based on, the GE Mixed-Use Intellectual Property in any field of use.  The foregoing license grants shall be (i) effective immediately upon the Closing, and (ii) non-assignable, except in connection with a transfer of any business in which such GE Mixed-Use Intellectual Property is used (or a transfer of substantially all of the assets of such business).  GE covenants not to sue Abbott or its Affiliates for infringement of Business Intellectual Property to the extent such infringement is due to making, using, marketing, offer for sale, sale, importation, or export of products already marketed as of the Closing.

(d)        GE shall have the first right, but not the obligation, to commence and prosecute any Action involving the GE Mixed-Use Intellectual Property.  In such case, Abbott agrees to reasonably cooperate with GE (and to the extent necessary to maintain standing, Abbott agrees to be named as a party in such suit), at GE’s expense, to the extent GE requires information in Abbott’s possession or control or requires other reasonable assistance.  In addition, Abbott shall be entitled to join in any such Action at its own expense.  Abbott shall have the first right, but not the obligation, to commence and prosecute any Action involving the Abbott Mixed-Use Intellectual Property.  In such case, GE agrees to reasonably cooperate with Abbott (and to the extent necessary to maintain standing, GE agrees to be named as a party in such suit), at Abbott’s expense, to the extent Abbott requires information in GE’s possession or control or requires other reasonable assistance.  In addition, GE shall be entitled to join in any such Action at its own expense.  If the party having the first right to commence any Action fails to commence such Action within one hundred eighty (180) days after being notified thereof by the other party, then the notifying party shall have the right, but not the obligation, to commence and prosecute any such Action, at the expense of the notifying party.  Any Action that a party undertakes involving the Mixed-Use Intellectual Property shall not be settled without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.  Each party shall be entitled to retain any and all amounts awarded to it in any such Action.  GE and Abbott shall use reasonable efforts to keep each other reasonably informed of all settlement negotiations with third Persons and of the progress of any litigation with third Persons regarding such Actions.

(e)        Abbott and GE shall each, at its sole discretion and option and at its sole expense, pay all maintenance fees, maintain the existence and present status of any existing registrations for, prosecute all pending applications for, the Abbott Mixed-Use Intellectual Property and the GE Mixed-Use Intellectual Property, respectively, and shall maintain the existence and status, as issued, of any patents issued pursuant to any pending applications included within its Mixed-Use Intellectual Property; provided, however, that the foregoing shall not require either party to engage in any of the foregoing or to engage in litigation.  If either party: (i) elects not to pay any applicable maintenance fees, (ii) elects not to prosecute any applications for registration, or (iii) otherwise fails to maintain any registration or application for any of its Mixed-Use Intellectual Property, then it shall provide notice thereof to the other and the other shall then have, as its sole remedy and at its own expense, the option to pay the fee, or prosecute or maintain the Mixed-Use Intellectual Property that is the subject of the notice.  If either party exercises its option to prosecute and maintain any Mixed-Use Intellectual Property of the other pursuant to the preceding sentence, it shall notify the other thereof.

(f)         If the parties identify any patent owned by Abbott that was used primarily in connection with, or related primarily to, the Business at the time of Closing, but was not included as Mixed-Use Intellectual Property, the parties shall amend Schedule 7.6(c) to add such patent.  If the parties identify any patent assigned to GE hereunder that was used primarily in connection with, or related primarily to, one or more Abbott Other Business(es) at the time of Closing, the parties shall amend Schedule 7.6(b) to add such patent.

                                7.7           Transition Services.  Following the Closing, (i) Abbott or one or more of its Affiliates shall provide or make available to the Business certain services, rights, properties and assets (to the extent Abbott or one of its Affiliates has the right to) and (ii) GE or one or more of its Affiliates shall provide or make available to the Abbott Other Businesses certain services, rights, properties and assets (to the extent GE or one of its Affiliates has the right to), in each case on the terms set forth in a transition services agreement to be entered into at the Closing among Abbott and, to the extent applicable, its Affiliates, and GE and, to the extent applicable, its Affiliates (the “Transition Services Agreement”), with respect to such matters and containing the terms and provisions set forth on Schedule 7.7 and such other terms and provisions with respect to Annexes A, B and C to Schedule 7.7 as the parties shall mutually agree in writing.

                                7.8           Further Action.

(a)        Each of Abbott and GE shall use its commercially reasonable efforts to take, or cause to be taken all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, the Contracts included in the Purchased Assets or otherwise, and to execute and deliver such documents and other papers and any other agreements, as may be necessary to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement and to effect the separation of the Business and the Purchased Assets from other Abbott assets, including obtaining all required Consents from third Persons.  GE shall be responsible for the payment of any amounts necessary to obtain any required Consents from third parties.  Without limiting the generality of the foregoing, Abbott and GE shall work diligently and in good faith toward the execution of the Ancillary Agreements with such terms and conditions required pursuant hereto and such other terms and conditions as are mutually agreeable to the parties.  If any Ancillary Agreement (other than the Transition Services Agreement, which shall be executed at the Closing) is not finalized prior to the Closing, Abbott and GE shall continue to work diligently and in good faith after the Closing toward the execution of such Ancillary Agreement as promptly as practicable following the Closing with such terms and conditions required pursuant hereto and such other terms and conditions as are mutually agreeable to the parties.  Abbott shall, at Abbott’s cost, use commercially reasonable efforts to cause the Business Intellectual Property and the GE Mixed-Use Intellectual Property to be free and clear of liens, pledges, security interests or other similar encumbrances capable of registration against title at the Closing or as promptly as reasonably practical thereafter.

(b)        Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, license, sublicense or otherwise provide rights with respect to any Purchased Asset or any right thereunder if an attempted assignment, license or other provision, without the Consent of, or other action by, any third Person, would constitute a breach or other contravention of a Contract with such third Person or would in any way adversely affect the rights of GE or Abbott or any of their respective Affiliates relating to such Purchased Assets.  To the extent that any of the transfers, distributions, licenses, deliveries and the assumptions required to be made in connection with the transactions contemplated by this Agreement shall not have been so consummated at Closing, the parties shall cooperate and use their commercially reasonable efforts, subject to GE’s payment of amounts necessary to obtain Consents, to effect such consummation as promptly thereafter as reasonably practicable, executing and delivering such further instruments of transfer and taking such other actions as the parties may reasonably request in order to effectuate the purposes of this Agreement or to more effectively transfer to GE or confirm GE’s right, title to or interest in, all of the Purchased Assets, to put GE in actual possession and operating control thereof and to permit GE to exercise all rights with respect thereto (including rights under Contracts and other arrangements as to which the Consent of any third Person to the transfer thereof shall not have previously been obtained).  Except with respect to the Retained Licenses and Excluded Agreements as set forth on Schedule 7.8(b), in the event and to the extent that Abbott and GE are unable to obtain any required Consents, Abbott shall (i) continue to be bound thereby pending assignment to GE, (ii) at the direction and expense of GE, pay, perform and discharge fully all of its obligations thereunder from and after the Closing and prior to assignment to GE and (iii) without further consideration therefor, pay, assign and remit to GE promptly all monies, rights and other consideration received in respect of such agreements.  Also, except for the Retained Licenses and Excluded Agreements as set forth on Schedule 7.8(b), Abbott shall exercise or exploit its rights and options under all such agreements, leases, licenses and other rights and commitments when and only as reasonably directed by GE.  If and when any such Consent shall be obtained or such agreement, lease, license or other right shall otherwise become assignable or sublicenseable, Abbott shall promptly assign or sublicense its agreed-to rights and obligations thereunder to GE without payment of further consideration and GE shall, without the payment of any further consideration therefor, assume such rights and obligations.

(c)        In the event that the parties determine that certain assets, rights or properties which properly constitute Purchased Assets were not transferred to GE or one of its Affiliates at Closing, Abbott shall promptly use its commercially reasonable efforts to transfer and deliver any and all of such assets to GE or one of its Affiliates without the payment by GE of any further consideration therefor.  In the event that the parties determine that certain Excluded Assets were transferred to GE or one of its Affiliates at Closing, then GE shall promptly use its commercially reasonable efforts to transfer and deliver any and all of such Excluded Assets to Abbott or one of its Affiliates without the payment by Abbott of any further consideration therefor.  The costs of obtaining any Consents in connection with such transfer and delivery shall be borne by the recipient of such assets.

(d)        In the event that the parties determine that a Trademark (other than the Abbott Brands) is used in the Business and was not transferred to GE pursuant to Section 2.1(A) or licensed to GE pursuant to Section 7.6(a) or Section 7.6(c), Abbott shall, if such Trademark is used primarily in connection with or primarily related to the Business, assign all right, title and interest in and to such Trademark to GE, and GE, on behalf of itself and its Affiliates, shall grant to Abbott a license to use such Trademark and variants thereof, which license shall have terms consistent with the terms of the license granted in Section 7.6(c).

(e)        In the event that the parties determine that a Trademark (other than the Abbott Brands) is used in any Abbott Humanitarian Program and was transferred to GE pursuant to Section 2.1(A), such Trademark shall be licensed to Abbott and its Affiliates for use in any Abbott Humanitarian Program; provided that GE would retain all rights to such Trademark for the Business.

                                7.9           Mixed Contracts; Mixed Accounts.

(a)        Except as may otherwise be agreed by the parties in writing, any Business Contract (other than any Business Contracts that (A) are used exclusively in connection with, or relate exclusively to, the Business, (B) expressly constitute Excluded Assets or (C) to the extent not otherwise covered by clause (A) and (B), the Retained Licenses and Excluded Agreements) to which Abbott or any of its Affiliates is a party prior to the Closing, in each case, that inures to the benefit or burden of each of the Business and the Abbott Other Businesses (a “Mixed Contract”), shall, to the extent commercially reasonable, be separated (or, with respect to Intellectual Property, to the extent not separable and to the extent permitted, sublicensed) on or after the Closing, so that each of Abbott and GE shall be entitled to the rights and benefits and shall assume the related portion of any Liabilities inuring to their respective businesses.  If any Mixed Contract cannot be so separated (or, with respect to Intellectual Property, to the extent not separable and to the extent permitted, sublicensed), Abbott and GE shall, and shall cause each of their respective Affiliates to, take such other commercially reasonable efforts to cause (i) the rights and benefits associated with that portion of each Mixed Contract that relates to the Business to be enjoyed by GE; (ii) the Liabilities associated with that portion of each Mixed Contract that relates to the Business to be borne by GE; (iii) the rights and benefits associated with that portion of each Mixed Contract that relates to the Abbott Other Businesses to be enjoyed by Abbott and (iv) the Liabilities associated with that portion of each Mixed Contract that relates to the Abbott Other Businesses to be borne by Abbott.  Abbott shall provide GE with a copy of each Mixed Contract (it being understood that the parties shall use commercially reasonable efforts to comply, where practicable, with any applicable confidentiality provisions contained in such Mixed Contracts), and the parties shall cooperate with each other to effect such separation.  The costs of such separation shall be borne by the parties in proportion to the rights and benefits inuring to each of them under the Mixed Contract.  To the extent GE or its Affiliates’, or Abbott or its Affiliates’, exploitation of Intellectual Property sublicensed to such party under this Section 7.9(a) results in or otherwise contributes to an obligation by the other party or its Affiliates (as sublicensor under this Section 7.9(a)), to make any payments to a third Person, such sublicensee under this Section 7.9(a) shall be responsible for all such payment obligations.  Notwithstanding the foregoing, with respect to any Mixed Contract, Abbott may, in its sole discretion, elect in lieu of the foregoing arrangements to assign its entire interest in any Mixed Contract to GE subject to the provisions of Section 7.8 and the other terms hereof; provided, however, that Abbott shall remain primarily liable for, and shall indemnify the GE Indemnified Parties in respect of, any Liabilities thereunder to the extent such Liabilities relate to the Excluded Businesses.

(b)        Except as may otherwise be agreed by the parties in writing, the parties shall not assign any accounts receivable or accounts payable relating to both the Business and the Excluded Assets (“Mixed Account”).  Abbott and GE shall, and shall cause each of their respective Affiliates to, take such reasonable and permissible actions to cause (i) the rights and properties associated with that portion of each Mixed Account that relates to the Business to be enjoyed by GE; (ii) the Liabilities associated with that portion of each Mixed Account that relates to the Business to be borne by GE; (iii) the rights and properties associated with that portion of each Mixed Account that relates to the Excluded Assets to be enjoyed by Abbott; and (iv) the Liabilities associated with that portion of each Mixed Account that relates to the Excluded Assets to be borne by Abbott.

                                7.10         Third Person Claims Against Both the Business and the Excluded Assets.

(a)        From and after the Closing: (i) if Abbott or any of its Affiliates receives notice of any Mixed Action or any Action from or involving any third Person that Abbott believes is reasonably likely to involve the Business but as to which neither GE nor any Affiliate of GE is a named party, then Abbott shall as promptly as practicable provide GE with notice of such Action; and (ii) if GE or any of its Affiliates receives notice of any Mixed Action or any Action from or involving any third Person that GE believes is reasonably likely to involve Excluded Assets or Excluded Liabilities but as to which neither Abbott nor any Affiliate of Abbott is a named party, then GE shall as promptly as practicable provide Abbott with notice of such Action.  For purposes of this Agreement, “Mixed Action” means any Action that a party believes is reasonably likely to: (i) include both claims that give rise to a right of indemnification under Article 12 and claims as to which no right of indemnification under Article 12 exists; or (ii) include both claims that give rise to a right of indemnification under Article 12 of the GE Indemnified Parties and claims that give rise to a right of indemnification under Article 12 of the Abbott Indemnified Parties.

(b)        Subject to Article 12, for any Mixed Action, whether arising before or after the Closing, GE or its Affiliates shall have the right to control the defense of such Mixed Action to the extent such Mixed Action relates to the Business, the Purchased Assets or the Assumed Liabilities, and Abbott or its Affiliates shall have the right to control the defense of such Mixed Action to the extent such Mixed Action relates to Excluded Assets or Excluded Liabilities.

(c)        Neither GE nor its Affiliates shall settle any portion of a Mixed Action that relates to Excluded Assets or Excluded Liabilities without the written consent of Abbott, which may be withheld in its sole discretion.  Neither Abbott nor its Affiliates shall settle any portion of a Mixed Action that relates to the Business without the written consent of GE, which may be withheld in its sole discretion.  Subject to the provisions of Article 12: (i) GE and its Affiliates may settle a Mixed Action to the extent it relates to the Business without the consent of Abbott so long as such judgment or settlement does not adversely impact the Excluded Assets; if it does adversely impact the Excluded Assets, then the prior written consent of Abbott shall be required, which consent may not be unreasonably withheld or delayed; and (ii) Abbott and its Affiliates may settle a Mixed Action to the extent it relates to Excluded Assets or Excluded Liabilities without the consent of GE so long as such judgment or settlement does not adversely impact the Business; if it does adversely impact the Business, then the prior written consent of GE shall be required, which consent may not be unreasonably withheld or delayed.

(d)        To the extent the provisions of this Section 7.10 conflict with any provisions of the Ancillary Agreements, the provisions of the Ancillary Agreements shall govern.

                                7.11         Intercompany Arrangements.  Immediately prior to the Closing, Abbott shall, and shall cause its Affiliates to, terminate all agreements or arrangements, written or unwritten, of any kind (other than any Ancillary Agreements), between Abbott or any of its Affiliates, on the one hand, and the Abbott Diagnostics Division Business or the Abbott Point of Care Business, on the other hand.

                                7.12         Books, Records and Files.  GE and Abbott agree that Abbott may maintain, subject to Section 7.2(b), copies of any Books, Records and Files that are included in the Purchased Assets and that are delivered to GE hereunder and Abbott may prepare a comprehensive index and file plan of such Books, Records and Files.  GE agrees to retain and maintain such Books, Records and Files for a period of at least seven (7) years after Closing (plus any additional time during which GE has been advised by Abbott that (i) there is an ongoing Tax audit with respect to periods prior to the Closing or (ii) any such period is otherwise open to assessment; provided that only such Books, Records and Files reasonably related to the appropriate Tax audit or period as advised by Abbott shall be subject to such time extension).  During such period, GE agrees to give Abbott and its representatives reasonable cooperation, access (including copies) and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the Books, Records and Files delivered to GE hereunder, and Abbott agrees to give GE and its representatives reasonable cooperation, access and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the Books, Records and Files relating to the Business and retained by Abbott, in each case as may be necessary for general business purposes, including the defense of litigation, the preparation of Tax returns and financial statements (including the Preliminary Closing Date Balance Sheet and Closing Date Balance Sheet) and the management and handling of Tax audits; provided that such cooperation, access and assistance does not unreasonably disrupt the normal operations of GE or Abbott or their respective Affiliates.

                                7.13         Non-Compete.  Other than with respect to (i) the Abbott Diabetes Care Business and the Abbott Molecular Diagnostics Business, or (ii) Abbott’s or its Affiliates’ support of the Business pursuant to the terms of the Transition Services Agreement or their conduct of portions of the Business pursuant to any Deferred Local Closing, the Delayed PR Closing or the arrangements described on Schedule 7.8(b), for a period of five (5) years from the Closing, Abbott shall not, and shall cause its Affiliates not to, directly or indirectly, engage in any business anywhere in the world that competes with all or any portion of the Business as of the Closing Date; provided that, Abbott and its Affiliates shall not be deemed to be competing in violation of this Section 7.13 by virtue of (i) its or their ownership of less than five percent (5%) of the outstanding stock of any Person, (ii) the acquisition of a business or entity that competes as contemplated by the foregoing provisions of this Section 7.13; provided, that (i) such acquired business or entity shall not be permitted to use any GE Mixed-Use Intellectual Property and (ii) (A) the annual net sales of the portion of the business or entity that so competes do not exceed twenty percent (20%) of the annual net sales of the entire acquired business or entity as reported in the most recent full year financial statements of such business or entity or (B) the annual net sales of the portion of the business or entity that so competes do not exceed $25,000,000 for the most recently completed fiscal year of such business or entity prior to the acquisition or (iii) participating in any Abbott Humanitarian Program.  In consideration of the exception to the non-competition provisions contained in clause (iii) of this Section 7.13, the parties agree that Abbott shall provide GE for the term of the non-compete contained in this Section 7.13 with a good faith right of first negotiation to be the provider of any human diagnostic or point of care products that are manufactured or sold by the Business at such time (other than any products that are manufactured or sold by the Abbott Other Businesses or any products that are manufactured or sold by any business or entity permitted to be acquired pursuant to the proviso of this Section 7.13) supplied by Abbott through any Abbott Humanitarian Program.

                                7.14         Environmental Matters.

(a)        Environmental Assessment.

(i)    GE (at its sole cost) may retain an environmental consulting firm acceptable to Abbott (whose acceptance shall not unreasonably be withheld) to undertake an environmental review of the Owned Business Real Property or any of the Leased Business Real Property.  At GE’s discretion, such review shall generally be consistent with the scope of a Phase I Environmental Assessment in accordance with ASTM E1527-05.  As soon as practicable after the date hereof, GE shall have access to any of the Owned Business Real Property or Leased Business Real Property and related personnel and records to undertake such environmental review (the earlier of (i) the date that such on-site access is first secured by GE or (ii) the fifth day following the date hereof shall be the “Environmental Review Commencement Date”).  Such environmental consulting firm shall prepare an executive summary chart or other written summary for each property assessed which identifies any environmental condition that constitutes a recognized environmental condition according to the ASTM E1527-05 standard, or otherwise represents a Liability under Environmental Laws (collectively, “Environmental Conditions”), and GE shall provide Abbott with copies of each such written summary (“Environmental Summaries”).

(ii)   If one or more Environmental Conditions for which cleanup or correction is required under any Environmental Law are identified in any Environmental Summary prepared in accordance with clause (a)(i) above and provided to Abbott within thirty (30) days of the Environmental Review Commencement Date, and such Environmental Condition, if confirmed (including pursuant to Phase II work pursuant to Section 7.14(a)(iii) below), would result in any of the representations and warranties in Section 5.4 to be inaccurate or breached (considered for purposes of this Section 7.14 disregarding any qualification or exception contained in any such representation or warranty relating to Knowledge, materiality or Material Adverse Effect), GE may, at its election, subject to any necessary confirmation pursuant to Section 7.14(a)(iii) below: (1) require Abbott to perform a cleanup or correction, subject to the conditions and limitations set forth in clause (b) below, (2) not take ownership of the property, if such property is Owned Business Real Property, or lease of the property if such property is Leased Business Real Property, in which case such property shall be leased, in the case of Owned Business Real Property, or to the extent permitted, sub-leased, in the case of Leased

Business Real Property, from Abbott pursuant to a lease or sub-lease containing the terms and provisions set forth on Schedule 7.14(a)(ii) and such other terms and provisions as the parties shall mutually agree in writing, or (3) submit a GE claim for such inaccuracies or breaches as provided in Section 12.2(a)(iv).  If no Environmental Conditions requiring cleanup or correction under Environmental Laws are identified within thirty (30) days of the Environmental Review Commencement Date, then Abbott shall have no liability or obligation to GE pursuant to this Section 7.14 or Section 12.2(a)(iv) and all Owned Business Real Property and Leased Business Real Property shall be transferred to GE. GE shall reimburse Abbott for its necessary out-of-pocket costs of response (“Response Costs”) that Abbott incurs arising out of any cleanup or correction of an Environmental Condition undertaken by Abbott pursuant to Section 7.14(a)(ii)(1) or any Response Costs that Abbott incurs for cleanup or correction of an Environmental Condition required by GE, any Governmental Authority or applicable Environmental Law with respect to property retained by Abbott pursuant to Section 7.14(a)(ii)(2) and leased pursuant to Alternative “A” described in Schedule 7.14(a)(ii) up to the first $100,000,000 of Response Costs less the amount of all other GE Claims for indemnification prior thereto pursuant to Sections 12.2(a)(v) and (vi) without regard to the limitation on recovery for the first $100,000,000 of such claims contained therein and then for Response Costs to the extent such Response Costs, plus the amount of all other GE Claims for indemnification paid pursuant to Sections 12.2(a)(v) and (vi), exceed $700,000,000.

(iii)  As soon as practicable after receipt by Abbott of the Environmental Summaries referred to above and prior to the Closing Date, GE (at its sole cost) may retain an environmental consulting firm acceptable to Abbott (whose acceptance shall not unreasonably be withheld) to conduct a Phase II Environmental Assessment, the scope of which (1) shall be reasonably limited to investigation and confirmation of the specific Environmental Conditions identified in the Environmental Summaries, and (2) propose sampling locations and times reasonably acceptable to Abbott (which approval shall not unreasonably be withheld if reasonably warranted as a result of GE’s preliminary environmental review).  In no event shall Abbott’s review and approval unreasonably delay or constrain GE’s ability to perform any confirmation reasonably required to secure the benefits of Section 7.14(a)(ii) above.

(iv)  Nothing in this Section 7.14 shall be in limitation of GE’s right of access pursuant to Section 7.2(a) to evaluate environmental matters relating to the Business and the Purchased Assets even after the thirty (30) day period provided for in Section 7.14(a)(ii) has expired; provided that, except as provided in this Section 7.14 but without limiting any provision of Section 10.2, Abbott shall have no further obligations with respect to any actual or contingent Environmental Conditions identified in any Phase I or Phase II Environmental Assessment prepared pursuant to Section 7.14(a)(i) or (iii) above.

(b)        Environmental Procedures.

(i)    Subject to the limitations set forth in clause (b)(ii) below and subject to any reimbursement obligations of GE pursuant to clause (a)(ii) above, Abbott shall assume sole responsibility for performing and for the necessary Response Costs of performing any cleanup or correction that is required by Environmental Law to address the Environmental Conditions identified in any Phase I or Phase II Environmental Assessment prepared pursuant to clause (a)(i) or (iii) above to the extent GE has so elected pursuant to Section 7.14(a)(ii)(1) above.

GE shall grant Abbott, its representatives and contractors reasonable access to the applicable Owned Business Real Property or Leased Business Real Property (to the extent permitted by the applicable lease) to perform any such cleanup or correction and Abbott shall use commercially reasonable efforts to restore any adversely affected portion of the property.  Abbott shall keep GE reasonably apprised of the status of such environmental cleanup or correction, shall provide GE with copies of any material correspondence and reports relating thereto and shall not engage in exchanges of material information or negotiations with any Governmental Authority without exercising reasonable best efforts to first consult with GE.

(ii)   With respect to Abbott’s cleanup obligations under clause (b)(i) above, Abbott shall only be required to: (x) clean up the release of Hazardous Materials, to the extent cleanup is required by an applicable Environmental Law that is in effect and is enforceable as of the Closing Date; (y) achieve the least stringent Remediation Standards that are applicable and acceptable to the relevant Governmental Authority given the use of the Owned Business Real Property or Leased Business Real Property as of the Closing Date; and (z) conduct a cleanup using the most cost effective methods for investigation, removal, remediation and/or containment consistent with applicable Environmental Law that do not unduly interfere with GE’s ability to continue to use the affected property in a manner consistent with Abbott’s prior use.

                                7.15         Puerto Rico.

(a)        From the Closing or the Delayed PR Closing Date (as defined below), if applicable, until March 1, 2009 (the “PR Employment Commitment Period”), GE and its Affiliates shall employ in Puerto Rico, with respect to the portion of the Business conducted in Puerto Rico that is being acquired by GE and its Affiliates pursuant to this Agreement (the “Puerto Rico Business”), at least the number of Non-U.S. Transferred Employees dedicated to the Puerto Rico Business (“PR Employees”), subject to reduction as set forth in Schedule 7.15(a) (the “PR Employment Commitment”).  GE shall notify Abbott in the event that any PR Employee voluntarily terminates employment or is terminated for cause, if possible, seven (7) days prior to the employee’s termination date and in all events, promptly after the date of termination. GE and its Affiliates shall be deemed to satisfy the PR Employment Commitment with respect to any employee of the Puerto Rico Business who voluntarily terminates employment or is terminated for cause; provided however, GE or any of its Affiliates shall use commercially reasonable efforts to hire a replacement employee in Puerto Rico (“Replacement Employee”) as soon as is commercially practical after the date of termination of the PR Employee. GE shall notify Abbott when any Replacement Employee is hired. Notwithstanding the foregoing, if the Puerto Rico Business suffers any change, effect, occurrence, state of facts or development  that individually or in the aggregate is materially adverse to the business, financial condition or results of operations of the Puerto Rico Business, taken as a whole, and, in response to such change, effect, occurrence, state of facts or development, GE or any of its Affiliates intends to reduce the number of employees that are employed in the Puerto Rico Business below the then-current PR Employment Commitment, GE shall be entitled to reduce the number of employees accordingly so long as GE notifies Abbott at least thirty (30) days prior to terminating any such PR Employees (in which case Abbott shall have the option of hiring any such employees).  Notwithstanding anything in this Agreement or the PR Deferred Closing Amendment (as defined below) to the contrary, the sole remedy of Abbott and its Affiliates for breach by GE or its Affiliates of this Section 7.15(a) shall be the Losses incurred by Abbott or any of its Affiliates to employ sufficient persons in Puerto Rico to satisfy any shortfall in the PR Employment Commitment, and in no event shall GE or any of its Affiliates be liable for any increased Taxes of Abbott or its Affiliates attributable to failure to satisfy the terms of the Puerto Rico Grant.

(b)        GE shall use its commercially reasonable efforts to cooperate with Abbott, at Abbott’s expense, in Abbott’s efforts to obtain an amendment to the Puerto Rico Grant in a form reasonably acceptable to Abbott (the “PR Amendment”) reflecting the terms set forth in Schedule 7.15(b); provided, however, that GE shall not be required to (i) pay any fees or other payments to any Governmental Authorities in connection with such cooperation; (ii) except as provided in Section 7.16(a), alter or restrict in any way the business or commercial practices of GE, any of its Affiliates or the Business, including the Puerto Rico Business; or (iii) take any action that would preclude GE from taking into account any PR Employees in its own grant with Puerto Rico.

(c)        Promptly after the date hereof, Abbott and GE shall negotiate in good faith to enter into agreements (the “PR Deferred Closing Agreements”), which agreements shall effect the delay of the closing of the transactions contemplated hereby in respect of the Puerto Rico Business (the “Delayed PR Closing”) until the earlier of (i) three (3) Business Days after the PR Amendment is obtained or (ii) December 31, 2007 (any such date referred to as the “Delayed PR Closing Date”). The parties hereto shall make available to each other and, if necessary to comply with the provisions of Section 7.15(c)(i), Ernst & Young LLP such books, records and other information as any of the foregoing may reasonably request to prepared the PR Deferred Closing Agreements, in the case of Abbott and GE, and to determine the terms necessary to effect the provisions of Section 7.15(c)(i), in the case of Ernst & Young LLP.  The PR Deferred Closing Agreements shall include provisions providing for:

(i)    any Delayed PR Closing to be economically neutral to GE and its Affiliates as if the Puerto Rico Business had been transferred to GE and its Affiliates at Closing, including in respect of the operating margin and net income of GE and its Affiliates in respect of the Puerto Rico Business for the period from the Closing to the Delayed PR Closing;

(ii)   Abbott or one of its Affiliates to retain ownership of the Purchased Assets and Assumed Liabilities related to the PR Business;

(iii)  a form of contract manufacturing agreement to be entered into between Abbott or any of its Affiliates and GE or any of its Affiliates whereby Abbott or one of its Affiliates shall perform manufacturing services specified by GE until the earlier of the Delayed PR Closing Date or termination of such contract manufacturing agreement, which agreement shall include the pricing and other terms upon which Abbott or one of its Affiliates shall provide such services as agreed to by Abbott and GE;

(iv)  covenants governing the operation by Abbott and its Affiliates of the Puerto Rico Business between the Closing and any Delayed PR Closing;

(v)   the conditions to the obligations of each of Abbott and GE to effect the Delayed PR Closing;

(vi)  indemnification by Abbott of the GE Indemnified Parties in respect of any and all Losses which GE and its Affiliates may actually suffer or incur as a result of the Delayed PR Closing (other than those Losses which GE and its Affiliates may have already recovered by means of arrangements provided in the PR Deferred Closing Agreements), including any Losses in respect of any failure of Abbott and its Affiliates to deliver the Puerto Rico Business and the Purchased Assets related thereto to GE or any of its Affiliates at the Delayed PR Closing, which indemnification shall be treated as an indemnification pursuant to Section 12.2(a)(iii) and as to which Section 12.5(a) shall not apply; provided, that GE shall permit Abbott or an independent accounting firm selected by Abbott, subject to GE’s reasonable objection, to audit the books and records of account of GE upon reasonable notice during reasonable business hours to confirm any Losses claimed by GE pursuant to this Section 7.15(c)(vi);

(vii)   indemnification by Abbott of the GE Indemnified Parties in respect of the Tax benefits GE and its Affiliates would have realized had the transactions contemplated hereby in respect of the Puerto Rico Business been effected in connection with the Closing, which Losses Abbott and GE agree shall be $833,333 for each month between the Closing and the Delayed PR Closing Date or, in the case of a partial month, the pro-rated amount of such monthly agreed upon Loss;

(viii)   Abbott to insure for the benefit of GE and its Affiliates the Puerto Rico Business and the Purchased Assets related thereto consistent with Abbott’s practices; and

(ix)   such other provisions as the parties shall mutually agree.

Unless Abbott shall have notified GE that it does not wish to effect a Delayed PR Closing by March 12, 2007, if the parties shall have not agreed upon the terms of the PR Deferred Closing Agreements described in Section 7.15(c)(i) by such date, terms necessary to effect the provisions of Section 7.15(c)(i) shall be determined by Ernst & Young LLP.  At the request of either party, Ernst & Young LLP shall make its determination by March 26, 2007 and issue a written report thereof, which report shall be attached to the PR Deferred Closing Agreements and incorporated by reference therein as a binding agreement of Abbott and GE.  Each of Abbott and GE shall be afforded the opportunity to provide one (1) written and one (1) oral submission to Ernst & Young LLP.

(d)        Unless Abbott notifies GE on or prior to March 28, 2007 that it does not wish to effect a Delayed PR Closing, the provisions of the PR Deferred Closing Agreements shall become effective upon the Closing and the closing of the transactions contemplated hereby in respect of the Puerto Rico Business shall be delayed until the Delayed PR Closing Date.

(e)        Notwithstanding the foregoing, any conflict between the provisions of this Section 7.15 and Article 8 shall be resolved in favor of Article 8.  Failure of Abbott and GE to agree to terms of the PR Deferred Closing Agreements or failure of Ernst & Young LLP to issue the report contemplated by Section 7.15(c) by Closing shall not, in the absence of bad faith, constitute a basis for either party not to effect the Closing of the transactions contemplated by this Agreement, including in respect of the Puerto Rico Business.

                                7.16         Certain Leased and Real Property Sites.  Between signing and Closing the parties shall work in good faith to determine whether the leased and real property sites listed on Schedule 7.16 shall be deemed to be Leased Business Real Property, Owned Business Real Property or retained by Abbott; provided, that if the parties cannot agree whether such leased and real property sites should be deemed to be Leased Business Real Property, Owned Business Real Property or should be retained by Abbott, any property sites listed on Schedule 7.16 that are used primarily in connection with, or primarily related to, the Business shall be deemed to be Leased Business Real Property or Owned Business Real Property, as applicable, and any other property sites listed on Schedule 7.16 shall be retained by Abbott.  Any site so designated as Leased Business Real Property or Owned Business Real Property shall be added to Schedule 1.1(i) or Schedule 1.1(l), as applicable.  For purposes of this Agreement, the Environmental Review Commencement Date with respect to any property site listed on Schedule 7.16 and determined by Abbott and GE to be Leased Business Real Property or Owned Business Real Property shall be the fifth day following the date of such determination.

ARTICLE 8

EMPLOYEE MATTERS

                                8.1           Transferred Employees.

(a)        Definitions.

(i)    “U.S. Business Employee” means (A) any employee of the Business employed by an employer domiciled in the United States (or an employee who is classified as an expatriate employee) who (except as otherwise agreed to in writing by GE and Abbott) primarily performs his or her services for or with respect to the Business in the United States as of the Closing, and (B) any individual who is a shared service employee primarily dedicated to the Business in the United States as of the Closing, including in all cases any such employee who is inactive because of leave of absence, vacation, holiday or short- or long-term disability, but excluding employees set forth on Schedule 8.1(a)(i) — 1.  Schedule 8.1(a)(i) — 2 sets forth the procedures for identifying all U.S. Business Employees prior to Closing.  Schedule 8.1(a)(i) — 1 and Schedule 8.1(a)(i) — 2 are attached.  A preliminary list of all U.S. Business Employees shall be provided by Abbott to GE as soon as reasonably practicable, and in no event later than thirty (30) days after the signing of this Agreement, which such list shall be updated and finalized at Closing.

(ii)   “U.S. Transferred Employee” means each U.S. Business Employee who shall commence employment with GE or one of its Affiliates immediately following the Closing, but excluding any U.S. Business Employee who is absent from active employment as of the Closing due to long-term disability entitling the U.S. Business Employee to long-term disability benefits under an applicable long-term disability plan maintained by Abbott or any of its Affiliates.

(iii)  “Non-U.S. Business Employee” means (A) any employee of the Business employed by an employer domiciled outside the United States as of the Closing who (except as otherwise agreed to in writing by GE and Abbott) primarily performs his or her services for or with respect to the Business outside the United States as of the Closing, and (B) any individual who is a shared service employee primarily dedicated to the Business outside of the United States as of the Closing, including in all cases any such employee who is inactive because of leave of absence, vacation, holiday or short- or long-term disability.  Schedule 8.1(a)(iii) sets forth the procedures for identifying all Non-U.S. Business Employees prior to Closing.  Schedule 8.1(a)(iii) is attached.  A preliminary list of all Non-U.S. Business Employees shall be provided by Abbott to GE as soon as reasonably practicable, and in no event later than thirty (30) days after the signing of this Agreement, which such list shall be updated and finalized at Closing.

(iv)  “Non-U.S. Transferred Employee” means (A) each Non-U.S. Business Employee whose employment transfers to GE or one of its Affiliates by operation of Law, but expressly excluding any person who refuses to transfer to GE or one of its Affiliates on or before the Closing and who, by that refusal, prevents such transfer from occurring by operation of Law, and (B) each other Non-U.S. Business Employee who shall accept GE’s offer of employment by continuing employment with GE or one of its Affiliates immediately following the Closing, but excluding for this clause (B) any Non-U.S. Business Employee who is absent from active employment as of the Closing due to long-term disability entitling the Non-U.S. Business Employee to long-term disability benefits under an applicable long-term disability plan maintained by Abbott or any of its Affiliates.

(v)   “Business Employees” means U.S. Business Employees and Non-U.S. Business Employees, collectively.

(vi)  “Transferred Employees” means U.S. Transferred Employees and Non-U.S. Transferred Employees, collectively.

(b)        Transfer of Employment.  As of the Closing, GE shall commence to employ, or cause the applicable Affiliate to commence to employ, any U.S. Business Employees.  As of the Closing, in respect of any Non-U.S. Business Employee whose employment shall not transfer automatically by operation of Law, GE shall, or shall cause the applicable Affiliate to, commence to employ such Non-U.S. Business Employee. The foregoing provisions of this Section 8.1(b) shall not be applicable with respect to any Business Employee who is absent from active employment as of the Closing due to long-term disability entitling the

Business Employee to long-term disability benefits under an applicable long-term disability plan maintained by Abbott or any of its Affiliates.

                                8.2           Compensation and Employee Benefits.

(a)        Compensation and Benefits Comparability.  For a period of two (2) years following the Closing, Transferred Employees who remain in the employment of GE or any of its Affiliates shall receive (i) base salary or wage rates and incentive compensation opportunity that, in the aggregate, are not less than those in effect for each such Transferred Employee immediately prior to Closing, (ii) employee benefits that, in the aggregate, are reasonably comparable to those in effect for similarly situated recently acquired employees of GE and (iii) severance benefits which are no less favorable on an individual basis than the severance benefits that would have been applicable to each such Transferred Employee under the Abbott or Abbott Affiliate severance plans or individual agreements to the extent set forth on Schedule 8.2(a) (which Abbott shall provide GE as soon as reasonably practicable, and in no event later than sixty (60) days after the signing of this Agreement and Schedule 8.2(a) shall exclude any plan or agreement mandated by and maintained solely pursuant to applicable Law), immediately prior to the Closing, as the case may be, taking into account such Transferred Employee’s additional period of service and rate of base pay or wages and bonus target with GE or its Affiliates following the Closing.  Except as required by Law, nothing contained in this Agreement shall be construed as requiring GE or one of its Affiliates to continue the employment of any specific person.

(b)        Severance Liabilities.  GE and its Affiliates shall be solely responsible for any severance, redundancy or similar termination payments or benefits that may become payable to any Transferred Employee on or after the Closing, and GE shall indemnify Abbott and its Affiliates from any and all Liabilities for such payments and benefits and shall reimburse Abbott as set forth below.  To the extent that Abbott or any of its Affiliates become liable for, or are legally required to make, severance, redundancy or similar termination payments or benefits to any Transferred Employee on or after the Closing, GE shall, or shall cause its Affiliates to, reimburse Abbott, as soon as practicable but in any event within thirty (30) days of receipt from Abbott of appropriate verification, for all payments, costs and expenses actually paid by Abbott or its Affiliates as required by applicable Law or any Contract.  Abbott and its Affiliates shall be solely responsible for any severance, change in control, redundancy or similar termination payments or benefits that may become payable to any Business Employee who does not become a Transferred Employee, and Abbott shall indemnify GE and its Affiliates from any and all Liabilities for such payments and benefits and shall reimburse GE as set forth below.  To the extent that GE or any of its Affiliates become liable for, or are legally required to make, severance, change in control, redundancy or similar termination payments or benefits to any Business Employee who does not become a Transferred Employee, Abbott shall, or shall cause its Affiliates to, reimburse GE, as soon as practicable but in any event within thirty (30) days of receipt from GE of appropriate verification, for all payments, costs and expenses actually paid by GE or its Affiliates as required by applicable Law or any Contract.

(c)        Service Credit.  GE shall, and shall cause its Affiliates to, recognize the prior service and seniority of each Transferred Employee as if such service had been performed with, and such seniority has been earned with, GE for purposes of eligibility, vesting and service related level of benefits (excluding pension benefit accrual, except as required by Law or pursuant to Section 8.4(a)) under the employee benefit plans and policies provided by GE to the Transferred Employees following the Closing, to the same extent such service and seniority is recognized by Abbott or its Affiliates immediately prior to the Closing.

(d)        Welfare Plans.  Except as otherwise required by applicable law, (i) Abbott or one of its Affiliates shall retain responsibility under the Abbott “employee welfare benefit plans” (as defined in Section 3(1) of ERISA, whether or not such plan is subject to ERISA) in which the Transferred Employees participate with respect to all welfare benefit claims incurred by the Transferred Employees and their eligible dependents prior to the Closing and (ii) GE or one of its Affiliates shall be responsible for all welfare benefit claims incurred by Transferred Employees and their eligible dependents on or after the Closing.  With respect to any “employee welfare benefit plan” maintained by GE or any of its Affiliates in which Transferred Employees are eligible to participate after the Closing, GE shall, and shall cause its Affiliates to, (A) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Transferred Employees to the extent such conditions and exclusions were satisfied or did not apply to such Transferred Employees under the welfare benefit plans maintained by Abbott or any of its Affiliates immediately prior to the Closing and (B) provide each Transferred Employee with credit for any co-payments and deductibles paid by such Transferred Employee in the plan year in which the Closing occurs prior to the Closing in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.  Effective as of the Closing, GE and its Affiliates shall assume all obligations for providing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to Transferred Employees (and their eligible dependents), regardless of whether the qualifying event giving rise to that coverage occurred prior to, on or after the Closing.

(e)        Labor and Employment Law Matters.  GE and Abbott shall, and shall cause their Affiliates to, cooperate to take all steps, on a timely basis, as are required under applicable Law to notify, consult with, or negotiate the effect, impact, terms or timing of the transactions contemplated by this Agreement with each works council, union, labor board, employee group, or Governmental Authority where so required under applicable Law.  GE and Abbott shall, and shall cause their applicable Affiliates to, comply with all applicable Laws, directives and regulations relating to the Transferred Employees, including providing any required notice under the Worker Adjustment and Retraining Notification Act, as amended, and any similar foreign, state or local law.

(f)         Incentive Compensation.  GE shall, and shall cause its Affiliates to, continue each performance period in effect at the Closing under each incentive compensation bonus plan in which any Transferred Employee participates, with appropriate adjustment (as determined by Abbott and GE in good faith) to the applicable performance targets to take into account the transactions contemplated by this Agreement.  GE shall, and shall cause its Affiliates to, make such bonus payments at the time prescribed by the applicable plan as in effect immediately prior to the Closing and in accordance with the historical past practices under such plan as in effect immediately prior to the Closing.  In no event shall the aggregate amount of bonus paid with respect to such performance periods be less than the amount accrued for and reflected in the Closing Date Balance Sheets.

(g)        Flexible Spending Account.  Effective as of the Closing, GE and its Affiliates shall have in effect flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “GE FSA Plan”) and each U.S. Transferred Employee shall be eligible as of the Closing to participate in a GE FSA Plan pursuant to the terms of such plan.  Effective as of the Closing, GE and its Affiliates shall cause the GE FSA Plan to accept a spin-off of the health care flexible spending reimbursement accounts of each U.S. Transferred Employee who participates in the Abbott or Abbott Affiliate cafeteria plan (the “Abbott FSA Plan”) immediately prior to the Closing and to honor and continue through December 31 of the year in which the Closing occurs the elections made by each U.S. Transferred Employee under the Abbott FSA Plan in respect of such health care flexible spending reimbursement accounts that are in effect immediately prior to the Closing.  As soon as practicable following the date of Closing, Abbott shall cause to be transferred from the Abbott FSA Plan to the GE FSA Plan the excess, if any, of the aggregate accumulated contributions to the health care flexible spending reimbursement accounts made by U.S. Transferred Employees prior to the Closing during the year in which the Closing occurs over the aggregate reimbursement payouts paid to the Transferred Employees for such year from such accounts.  From and after the Closing, GE shall assume and be solely responsible for all claims by U.S. Transferred Employees under the Abbott FSA Plan’s health care flexible spending reimbursement accounts incurred at any time during the calendar year in which the date of Closing occurs, whether incurred prior to, on or after the date of Closing, that have not been paid in full as of the date of Closing.  Abbott shall maintain and continue to process claims related to the 2006 plan year for such Abbott FSA Plan in accordance with the plan terms. For Transferred Employees located in Puerto Rico who are receiving comparable flexible spending reimbursement account benefits, Abbott and GE shall use commercially reasonable efforts to effect a similar transfer of assets for such benefits.

                                8.3           U.S. Defined Benefit Pension Plans. Effective as of the Closing, GE shall establish or designate defined benefit pension plans that are intended to be qualified under Code Section 401(a) (collectively, the “U.S. GE Pension Plans”) for the benefit of the U.S. Transferred Employees.  Each U.S. Transferred Employee as of the Closing shall be a participant in a U.S. GE Pension Plan pursuant to the terms of such plan; provided, that such participant makes contributions required in order to participate in the U.S. GE Pension Plan.

                                8.4           Non-U.S. Defined Benefit Pension Plans.

(a)        Effective as of the Closing, GE shall establish or designate defined benefit pension plans (collectively, the “Non-U.S. GE Pension Plans”) for the benefit of the Non-U.S. Transferred Employees who participated in one or more of the defined benefit pension plans maintained by Abbott or its Affiliates immediately prior to the Closing (collectively, the “Abbott Pension Plans”).  Such Non-U.S. Transferred Employees are referred to hereinafter as the “Pension Plan Employees.”  Each Non-U.S. GE Pension Plan shall provide benefit formulas and provisions that are equivalent in value to the benefit plan formulas and provisions in the corresponding Abbott Pension Plan as of the Closing and GE shall either continue such Non-U.S. GE Pension Plan on the same basis, or offer comparable retirement benefits (with no reduction, in either case, in employer-paid value, based on comparability standards used by nationally recognized benefits consulting firms) to the Pension Plan Employees, for a period of at least two years immediately following the Closing.  The Pension

Plan Employees shall be given credit under the respective Non-U.S. GE Pension Plan for all service with and compensation from Abbott or its Affiliates as if it were service with and compensation from GE for purposes of determining eligibility, vesting and the amount of any benefits or benefit accruals under each respective Non-U.S. GE Pension Plan.  Each Non-U.S. GE Pension Plan shall provide, upon the transfer of assets referred to below (or, if there is no transfer of assets with respect to a particular plan because the plan is not required to be funded under applicable Law, as of the Closing), that the accrued benefits for the Pension Plan Employees under such Non-U.S. GE Pension Plan shall in no event be less than their accrued benefits under the corresponding Abbott Pension Plan as of the Closing.

(b)        With respect to any Abbott Pension Plan maintained outside of the United States (other than any Abbott Pension Plan maintained in the United Kingdom), Abbott shall use commercially reasonable efforts to cause to be transferred from the trusts under such Abbott Pension Plan to the trusts under the corresponding Non-U.S. GE Pension Plan assets in the form of cash, cash equivalents and marketable securities, the value of which shall be equal to: (i) the actuarial present value of accrued (and not projected) benefits (that is, the “accumulated benefit obligation” as defined in Statement of Financial Accounting Standards No. 87, “ABO”) under such Abbott Pension Plan as of the date of Closing that are attributable to Pension Plan Employees divided by the ABO of all participants in such Abbott Pension Plan as of the date of Closing, multiplied by the market value of the assets of such Abbott Pension Plan at the date of Closing, provided that such transferred amount shall not, in any event, exceed the ABO under such Abbott Pension Plan of all Pension Plan Employees as of the date of Closing, or (ii) such greater amount as is required by the applicable regulatory authority having jurisdiction over the Abbott Pension Plan in order to obtain approval for the transfer.  With respect to any Abbott Pension Plan maintained in the United Kingdom, Abbott shall use commercially reasonable efforts to cause to be transferred from the trusts under such Abbott Pension Plan to the trusts under the corresponding Non-U.S. GE Pension Plan assets in the form of cash, cash equivalents and marketable securities, the value of which shall be equal to the actuarial present value of projected benefits (that is, the “projected benefit obligation” as defined in Statement of Financial Accounting Standards No. 87, “PBO”) under such Abbott Pension Plan as of the date of Closing that are attributable to Pension Plan Employees divided by the PBO of all participants in such Abbott Pension Plan as of the date of Closing, multiplied by the market value of the assets of such Abbott Pension Plan at the date of Closing, provided that such transferred amount shall not, in any event, exceed the PBO under such Abbott Pension Plan of all Pension Plan Employees as of the date of Closing.  The amounts determined in accordance with the preceding sentences of this Section 8.4(b) are collectively referred to as the “Pension Transfer Amounts”.  The transfer of the Pension Transfer Amounts, and the assumption by GE of Liabilities with respect to or relating to the Non-U.S. Transferred Employees under the applicable Abbott Pension Plans, shall be subject to such consents, approvals and other legal requirements as may apply under applicable Law, including the consent of the Non-U.S. Transferred Employee to the extent required by applicable Law.  GE shall use its best efforts to cause the corresponding Non-U.S. GE Pension Plans to accept the Pension Transfer Amounts.  To the extent the trustees or managers of an Abbott Pension Plan do not transfer the Pension Transfer Amount calculated with respect to that plan (as adjusted in accordance with Section 8.4(d) below), Abbott shall or shall cause the difference between the Pension Transfer Amount (as adjusted in accordance with Section 8.4(d) below) and the amount actually transferred to be paid to GE, or to such other Person or plan as GE shall direct, no later than thirty (30) days after Abbott’s receipt of notification from the trustees or managers of the amount that they have transferred.  To the extent an Abbott Pension Plan is not required to be funded by applicable Law, there shall be no transfer of assets by the Abbott Pension Plan or Abbott.  Actuarial determinations shall be made in accordance with Section 8.4(g) below.

(c)        As of the date of Closing, Abbott shall cause the Non-U.S. Transferred Employees to cease further accrual of benefits under the Abbott Pension Plans.

(d)        The Pension Transfer Amount, if any, from each Abbott Pension Plan shall be equitably adjusted to take into account benefit payments made from the Abbott Pension Plans to the Pension Plan Employees after the Closing but prior to the date of transfer and for any earnings and losses on such amount during such period.  The Pension Transfer Amount, if any, shall be determined by the actuaries for the applicable Abbott Pension Plans in accordance with Section 8.4(g) below.

(e)        Subject to such consents, approvals and other legal requirements as may apply under applicable Law, Abbott shall use commercially reasonable efforts to cause the transfer of the Pension Transfer Amounts to take place within one hundred and eighty (180) days after the date of Closing.

(f)         At the times of the transfers of the Pension Transfer Amounts (or if there is no transfer of assets with respect to a particular plan because the plan is not required to be funded under applicable Law, at the Closing), GE and the Non-U.S. GE Pension Plans shall assume all Liabilities for all accrued benefits, including all disability, part-time and other ancillary benefits, under the corresponding Abbott Pension Plans in respect of the Non-U.S. Transferred Employees whose benefits are transferred, and Abbott and its Affiliates and the corresponding Abbott Pension Plans shall be relieved of all Liabilities to provide benefits under the Abbott Pension Plans to the Non-U.S. Transferred Employees whose benefits are transferred.  From and after the date of such applicable transfer of the Pension Transfer Amounts (or if there is no transfer of assets with respect to a particular plan because the plan is not required to be funded under applicable Law, from and after the Closing), GE agrees to indemnify and hold harmless Abbott and its Affiliates and its and their officers, directors, employees, and agents from and against any and all costs, damages, losses, expenses, or other Liabilities arising out of or related to the Non-U.S. Transferred Employees whose benefits under the Abbott Pension Plans are transferred to the Non-U.S. GE Pension Plans.

(g)        For purposes of this Section 8.4, actuarial determinations shall be based upon the actuarial assumptions and methodologies used in preparing the most recent audited financial statements of Abbott as of the date of the determination.  The applicable plan sponsor of the plans shall cause the plan actuary or administrator to provide a report of its determination of such amount within 90 days of the Closing and any back-up information reasonably required by GE to confirm the accuracy of such determination.  If GE disputes the accuracy of the calculation, GE and Abbott shall cooperate to identify the basis for such disagreement and act in good faith to resolve such dispute.  To the extent that a dispute is unresolved after a 45 day period following identification of such dispute, the calculations shall be verified by an independent third party benefits consulting firm selected by the mutual agreement of the parties.  The decision of such consulting firm shall be final, binding and conclusive on all parties to this Agreement.  GE and Abbott shall share equally the costs of such consulting firm.

                                8.5           U.S. Defined Contribution Plans.

(a)        Effective as of the Closing, GE shall establish or designate defined contribution plans that are intended to be qualified under Code Section 401(a) (collectively, the “U.S. GE DC Plans”) for the benefit of the U.S. Transferred Employees.  Each U.S. Transferred Employee as of the Closing shall be eligible to participate in a U.S. GE DC Plan pursuant to the terms of such plan.

(b)        Each U.S. GE DC Plan shall provide for the receipt in cash from U.S. Transferred Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code).  As soon as practicable following the Closing Date, GE shall provide Abbott with such documents and other information as Abbott shall reasonably request to assure itself that the U.S. GE DC Plans are tax-qualified and provide for the receipt of eligible rollover distributions.  Each U.S. Transferred Employee shall be given the opportunity to receive a distribution of his or her account balance under any Abbott defined contribution plan that is intended to be qualified under Code Section 401(a) shall be given the opportunity to elect to “roll over” such account balance to a U.S. GE DC Plan, subject to and in accordance with the provisions of such plan(s) and applicable Law.  GE and Abbott shall work together in order to facilitate any such distribution or rollover and to effect an eligible rollover distribution for those U.S. Transferred Employees who elect to rollover their account balances directly into a U.S. GE DC Plan.

                                8.6           Non-U.S. Defined Contribution Plans.

(a)        Effective as of the Closing, GE shall establish or designate defined contribution plans (collectively, the “Non-U.S. GE DC Plans”) for the benefit of the Non-U.S. Transferred Employees who participated in one or more of the defined contribution plans (other than a Transferred Abbott DC Plan) maintained by Abbott or its Affiliates immediately prior to the Closing outside the United States (collectively, the “Non-U.S. Abbott DC Plans”).  Such Non-U.S. Transferred Employees are referred to hereinafter as the “DC Employees”.  Each Non-U.S. GE DC Plan shall provide employer matching contribution formulas and provisions that are equivalent in value to the employer matching contribution formulas and provisions in each corresponding Non-U.S. Abbott DC Plan as of the Closing and GE shall either continue such formulas or offer comparable retirement benefits to DC Employees for a period of at least two years immediately following the Closing.  The DC Employees shall be given credit under the respective Non-U.S. GE DC Plan for all service with and compensation from Abbott or its Affiliates as if it were service with and compensation from GE for purposes of determining eligibility, vesting and the amount of any benefits or benefit accruals under each respective Non-U.S. GE DC Plan.

(b)        With respect to a Non-U.S. Abbott DC Plan, Abbott shall cause the transfer under each such Non-U.S. Abbott DC Plan to the corresponding Non-U.S. GE DC Plan of cash or cash equivalents equal to the actual account balances of the DC Employees under each such Non-U.S. Abbott DC Plan as of the Closing or such greater amount as is required by the applicable regulatory authority having jurisdiction over the Non-U.S. Abbott DC Plan in order to obtain approval of such transfer (the “DC Transfer Amount”).  The transfer of the DC Transfer Amounts shall be subject to such consents, approvals and other legal requirements as may apply under applicable Law.  GE shall use commercially reasonable efforts to cause the DC Transfer Amounts to be accepted by such plans.  To the extent a Non-U.S. Abbott DC Plan is not required to be funded by applicable Law, there shall be no transfer of assets.

(c)        The DC Transfer Amounts to be transferred, if any, from the respective Non-U.S. Abbott DC Plans shall be equitably adjusted to take into account benefit payments made from the respective Non-U.S. Abbott DC Plans to the DC Employees after the Closing but prior to the date of transfer and for any earnings and losses on such amount during such period.  The transfer of the DC Transfer Amount, if any, shall take place within one hundred and eighty (180) days after the date of Closing.

(d)        At the times of the transfers of the DC Transfer Amounts (or if there is no transfer of assets with respect to a particular plan because the plan is not required to be funded under applicable Law, at the Closing), GE and the Non-U.S. GE DC Plans shall assume all Liabilities with respect to or relating to Non-U.S. Transferred Employees under the applicable Non-U.S. Abbott DC Plan and Abbott and its Affiliates and the Non-U.S. Abbott DC Plans shall be relieved of all such Liabilities under such Non-U.S. Abbott DC Plan with respect to the Non-U.S. Transferred Employees.  From and after the date of the transfer of the DC Transfer Amount (or if there is no transfer of assets with respect to a particular plan because the plan is not required to be funded under applicable Law, as of the Closing), GE agrees to indemnify and hold harmless Abbott and its Affiliates and its and their officers, directors, employees, and agents from and against any and all costs, damages, losses, expenses, or other Liabilities arising out of or related to the Non-U.S. Transferred Employees under the applicable Non-U.S. Abbott DC Plans.

                                8.7           U.S. Retiree Medical and Life.

(a)        Abbott shall extend retiree health and life insurance coverage under the retiree health and life insurance plans provided by Abbott and its Affiliates (the “Abbott Retiree Welfare Plans”) to each U.S. Transferred Employee (including any of his or her eligible dependents) who, as of the Closing, is eligible for such coverage under the Abbott Retiree Welfare Plans.  Each U.S. Transferred Employee not described in the foregoing sentence shall, for eligibility purposes only (but not level of benefits or employee contributions), be credited with up to an additional three years of age and service under the Abbott Retiree Welfare Plans, but only to the extent such additional years are required for such U.S. Transferred Employee to become eligible for coverage under the Abbott Retiree Welfare Plans (each U.S. Transferred Employee who, by reason of the additional crediting of age or service hereunder, becomes eligible to participate in the Abbott Retiree Welfare Plans, a “Transitional Retiree”).  Notwithstanding the foregoing, only actual years of service with Abbott and its Affiliates prior to the Closing shall be taken into account for purposes of determining employee contribution levels under the Abbott Retiree Welfare Plans; provided, however, that Transitional Retirees who have less than ten years of service with Abbott and its Affiliates as of the Closing shall be eligible for benefits under the Abbott Retiree Welfare Plans at the employee contribution level for employees with ten years of service (as in effect from time to time) under such plans.  Each Transitional Retiree shall be eligible to elect commencement of coverage under the Abbott Retiree Welfare Plans after the later of (i) attainment of age 50 and (ii) the tenth anniversary of the date of commencement of the Transitional Retiree’s service (for purposes of the Abbott Retiree Welfare Plans) with Abbott or its Affiliates.  Any post-retirement healthcare and life insurance coverage provided to Transitional Retirees (and his or her eligible dependents) shall be subject in all respects to the terms and conditions of the Abbott Retiree Welfare Plans as in effect from time to time.  Abbott shall be solely liable for any such post-retirement healthcare and life insurance coverage.

(b)        Abbott expressly reserves the right to amend, alter, modify or terminate the terms of the Abbott Retiree Welfare Plans, as the case may be, at any time and to interpret the provisions of those plans with respect to its employees, the Transitional Retirees and all of its other former employees and their respective dependents; provided, however, that Abbott agrees that any amendments, alterations, modifications, or terminations with respect to those plans shall be applied in a consistent manner to Abbott retirees and Transitional Retirees who are eligible for coverage under those plans.  Abbott shall not be responsible or otherwise liable for the provision of post-retirement healthcare and life insurance coverage to any U.S. Transferred Employees other than as expressly provided in this Section 8.7.

                                8.8           Deferred Compensation. Abbott shall retain responsibility under all deferred compensation and supplemental retirement arrangements that are not intended to be qualified under Section 401(a) of the Code with respect to the benefits of the U.S. Business Employees, including the U.S. Transferred Employees.  Abbott shall have no responsibility with respect to deferred compensation and supplemental retirement arrangements created after the Closing for the benefit of the U.S. Transferred Employees.

                                8.9           Equity Compensation.

(a)        Effective as of the Closing, the Abbott Compensation Committee shall take the necessary actions on or prior to the Closing solely with respect to Transferred Employees under the equity plans and programs established by Abbott (the “Abbott Stock Plans”) to provide that (i) each outstanding stock option to purchase one or more common shares of Abbott (each, an “Abbott Option”) which is not exercisable as of the Closing shall become exercisable as of the Closing and (ii) the restrictions on each share of Abbott restricted stock (each, a share of “Abbott Restricted Stock”) and each restricted stock unit (each, an “Abbott RSU”) shall lapse as of the Closing.  Each Abbott Option, each share of Abbott Restricted Stock and each RSU held by a Transferred Employee who has not, as of the Closing, attained the age of 50 or has less than ten years of service with Abbott or any of its Affiliates, shall be treated in accordance with the applicable terms of the applicable Abbott Stock Plans.  Each Transferred Employee who has, as of the Closing, attained the age of 50 and has ten or more years of service with Abbott or any of its Affiliates, shall be treated as a “retiree” under and in accordance with the applicable terms of the applicable Abbott Stock Plans.

(b)        ESPP.  Effective as of the Closing, each Transferred Employee who participates in an employee stock purchase plan maintained by Abbott or its Affiliates immediately prior to the Closing (the “Abbott ESPPs”) shall cease participation in the applicable

Abbott ESPPs and shall have his or her payroll deductions refunded by Abbott as soon as administratively practicable in accordance with the terms of the Abbott ESPPs.  As of the Closing, Transferred Employees shall be eligible to participate in the employee stock purchase plans sponsored by GE in accordance with the terms of such plans.

                                8.10         U.S. Career Transition Incentive.  As soon as reasonably practicable, and in no event later than sixty (60) days after Closing, Abbott and its actuaries shall calculate the aggregate bonus amount (the “Bonus Amount”) for all U.S. Transferred Employees who have attained at least age 40 as of the Closing (each, a “CTI Employee”) and shall notify GE of such calculations (the “Notification”), providing GE relevant back-up information reasonably required to confirm the accuracy of such calculation.  The Bonus Amount shall be equal to or greater than the aggregate incremental increase in the “accumulated benefit obligations” (as defined in Statement of Financial Accounting Standards No. 87) as of the Closing under the Abbott Pension Plans maintained in the United States (the “U.S. Abbott Pension Plans”) and under the supplemental pension arrangements that are not intended to be qualified under Section 401(a) of the Code maintained by Abbott or its Affiliates (the “Abbott NQ Plans”), assuming an increase in the present value of the accrued benefits (but excluding any increase attributable to interest) under the U.S. Abbott Pension Plans and Abbott NQ Plans over a three year period for all CTI Employees, calculated using the actuarial assumptions and methodologies that were used in preparing the most recent audited financial statements of Abbott.  The Bonus Amount shall not, in any event, exceed $75,000,000.  If GE disputes the accuracy of the calculation, it shall notify Abbott of such dispute within two (2) weeks after the date of the Notification and GE and Abbott shall cooperate to identify the basis for such disagreement and act in good faith to resolve such dispute.  To the extent that a dispute is unresolved, the accuracy of the calculations shall be verified no later than three (3) weeks after the date of the Notification by an independent third party benefits consulting firm selected by the mutual agreement of the parties.  The decision of such consulting firm shall be final, binding and conclusive on all parties to this Agreement.  GE and Abbott shall share equally the costs of such consulting firm.  Within thirty (30) days of GE’s receipt of the Notification, GE shall pay each CTI Employee a cash payment representing an appropriate share of the Bonus Amount based on the foregoing calculations under this Section 8.10.

                                8.11         Mutual Non-Hire.  Without the prior written consent of GE, neither Abbott nor any of its Affiliates shall, for a period of two (2) years following the Closing, hire, whether as an employee or independent contractor, any person who is a Transferred Employee.  Without the prior written consent of Abbott, neither GE nor any of its Affiliates shall, on behalf of GE Healthcare, for a period of two (2) years following the Closing, hire, whether as an employee or independent contractor, (i) any person who was employed by Abbott or any of its Affiliates in the Business but who is not a Transferred Employee and who is employed by Abbott, (ii) any person who was employed by Abbott or any of its Affiliates in the Business but who is not a Transferred Employee and who resigned or retired from Abbott six (6) months prior to the Closing or (iii) any person who is employed by Abbott in the Abbott Diabetes Care Business or the Abbott Molecular Diagnostics Business.  Without the prior written consent of Abbott, neither GE nor any of its Affiliates shall hire any employee of Abbott or any Affiliate of Abbott with whom GE came into contact in connection with the negotiation of this Agreement or the related integration and transition matters associated with the transactions contemplated by this Agreement. Any exceptions to the foregoing sentences shall be jointly approved by Abbott’s

Senior Vice President, Human Resources and GE Healthcare’s Senior Vice President, Human Resources, or their delegates.

                                8.12         Deferred Closing Jurisdictions.  For purposes of this Article 8, in respect of any Deferred Closing Jurisdiction, (a) subject to clause (d) below, GE and Abbott shall mutually agree in good faith on appropriate arrangements to continue the Abbott compensation and employee benefits (including statutory arrangements) for the Business Employees as of the Closing (unless otherwise agreed by GE or required by applicable Law), at the expense of GE, until the date of the Deferred Local Closing or such other date as may be agreed upon by GE and Abbott, (b)  except to the extent otherwise required by applicable Law, Business Employees in any Deferred Closing Jurisdiction shall not become Transferred Employees until the Deferred Local Closing, (c) any Pension Transfer Amount and any DC Transfer Amount shall be determined as of the applicable Deferred Local Closing, in the same manner as provided in Sections 8.4(b) and 8.6(b), respectively, and, subject to such consents, approvals and other legal requirements as may apply under applicable Law, Abbott shall use commercially reasonable efforts to cause the transfer of any Pension Transfer Amount and any DC Transfer Amount to take place within 180 days of the applicable Deferred Local Closing, in each case after taking into account adjustments for earnings, gains/losses and benefit payments after the applicable Deferred Local Closing but prior to the date of transfer, in the same manner as provided in Sections 8.4(d) and 8.6(c), respectively, and (d) any required adjustments to implement this Article 8 with respect to such jurisdiction, including in respect of the timing and manner of payments between Abbott, GE or any of their respective Affiliates, shall be set forth in the business transfer agreement applicable to the Deferred Closing Jurisdiction.

                                8.13         Puerto Rico.  In the event of a Delayed PR Closing pursuant to Section 7.15 of this Agreement, for purposes of applying this Article 8 to Business Employees in Puerto Rico, the terms “Closing” and “Closing Date” shall mean the “Delayed PR Closing” and the “Delayed PR Closing Date”, respectively.

ARTICLE 9

TAXES

                                9.1           Abbott and GE Indemnities.

(a)        Abbott and its Affiliates shall be liable for and pay, and pursuant to Article 12, shall indemnify and hold harmless the GE Indemnified Parties against any and all Losses (as such terms are defined in Section 12.2(a)) incurred by such GE Indemnified Party in connection with or arising from (i) all Taxes applicable to the Business, the Purchased Assets and the Assumed Liabilities that are attributable to the Pre-Closing Tax Period; and (ii) all Taxes arising from any action required or contemplated by Section 7.11 hereof relating to Intercompany Arrangements; provided, however, that Abbott shall not be liable for and not be required to indemnify against (x) any Taxes (other than Income Taxes) set forth on the Closing Date Balance Sheet, unless such Taxes in the aggregate exceed the aggregate amount of such Taxes set forth on the Closing Date Balance Sheet (the aggregate of the Taxes (other than Income Taxes) set forth on the Closing Date Balance Sheet, “Excluded Taxes”) or (y) any and all

Losses related to Taxes described in (i) or (ii) above (other than such Taxes themselves) for which GE or its Affiliates are responsible for filing the applicable Tax Return except to the extent that such Losses arise out of the action or inaction of Abbott or any of its Affiliates.

(b)        GE and its Affiliates shall be liable for and pay, and pursuant to Article 12 shall indemnify the Abbott Indemnified Parties with respect to, any Excluded Taxes and any and all Losses related thereto (other than such Excluded Taxes themselves) arising out of the action or inaction of GE or any of its Affiliates.

                                9.2           Apportionment of Taxes.

(a)        With respect to any Tax Return for any Straddle Period related to the Business or the Purchased Assets, the party responsible for preparing such Tax Return shall, to the extent permitted by Law, elect to treat the Closing Date as the last day of the taxable year or period and shall apportion any Taxes arising out of or relating to a Straddle Period to the Pre-Closing Tax Period and the Post-Closing Tax Period under a “closing-of-the-books” method as described in Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local or foreign Law).  In any case where applicable Law does not permit the relevant party to treat the Closing Date as the last day of the taxable year or period, any Taxes arising out of or relating to a Straddle Period shall be apportioned to the Pre-Closing Tax Period and the Post-Closing Tax Period based on such a closing-of-the-books method; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annualized basis (including depreciation, amortization and depletion deductions) shall be apportioned on a daily pro rata basis, (ii) solely for purposes of determining the marginal tax rate applicable to income during such period in a jurisdiction in which such tax rate depends upon the level of income, annualized income shall be taken into account, and (iii) Real Property Taxes and personal property Taxes shall be allocated in accordance with the principles set forth in Section 9.2(b).

(b)        All personal property Taxes, Real Property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets or the Business for a Straddle Period shall be apportioned between the Pre-Closing Tax Period and Post-Closing Tax Period based on the number of days included in each such period.

                                9.3           Tax Return Filing and Amendment.

(a)        With respect to any Tax Return for a Pre-Closing Tax Period and for a Straddle Period relating to the Business or the Purchased Assets that has not been filed on or before the Closing Date, the party that is obligated to file such Tax Return under applicable Law shall prepare and file, or cause to be prepared and filed, such Tax Return and pay, or cause to be paid, all Taxes shown as due thereon.

(b)        The party preparing and filing a Tax Return described in Section 9.3(a) that includes a Pre-Closing Tax Period for which indemnification may be required under Article 12 or the party filing an amendment to such Tax Return, shall deliver, not less than thirty (30) days prior to the due date on which the Tax Return shall be filed, to the other party (against whom a claim for indemnification may be made under Article 12 as a result of the filing of such Tax Return or amended Tax Return) a statement setting forth the amount of Taxes for which such other party may be liable under Article 12 (as determined below), and copies of such Tax Returns.  Such other party shall have the right to review and comment on the form and substance of such statement and Tax Returns.  Abbott and GE agree to consult and resolve in good faith any issue arising as a result of the review of such statement and Tax Returns. Notwithstanding the indemnification claim procedure set forth in Sections 12.2 and 12.3, no later than five (5) days prior to the due date for the filing of each such Tax Return, the non-filing party shall pay to the party filing such Tax Return an amount equal to the amount such party is liable for under Article 12 if the amount of Taxes reflected on such Tax Return were the final amount of Taxes owing with respect to such Tax Return under applicable Law. Any Tax Return to be prepared and filed under this Section 9.3 shall, to the extent permitted by applicable Law, be prepared on a basis consistent with the last previous Tax Return relating to the Business or the Purchased Asset.  Any Tax Return prepared pursuant to this Section 9.3 shall not be dispositive of the amount of Taxes allocable to the Pre-Closing Tax Period for each such Tax Return for purposes of determining the amount of  liability under Section 12.2(a)(ii) or Section 12.3(a)(iv), if Abbott and GE are unable to resolve their differences regarding such Tax Return prior to filing.

(c)        If there shall be any conflicts between the provisions of this Section 9.3 and Section 9.7 (relating to Conveyance Taxes), the provisions of Section 9.7 shall control with respect to Conveyance Taxes.

                                9.4           Refunds.  Abbott shall be entitled to retain or, to the extent actually received by, or credited to, GE or its Affiliates, receive immediate payment from GE or any of its Affiliates  of, any refund or credit with respect to Taxes (including refunds arising by reason of amended Tax Returns filed after the Closing or otherwise) with respect to any Pre-Closing Tax Period relating to the Purchased Assets or the Business except to the extent such Taxes (or refunds or credits with respect to such Taxes) are reflected on the Closing Date Balance Sheet.  GE shall be entitled to retain or, to the extent actually received by, or credited to, Abbott or its Affiliates, receive immediate payment from Abbott or any of its Affiliates of, any refund or credit with respect to Taxes (including refunds arising by reason of amended Tax Returns filed after the Closing or otherwise) with respect to any Post-Closing Tax Period relating to the Purchased Assets or the Business or with respect to Taxes, refunds or credits that are reflected on the Closing Date Balance Sheet.  Abbott shall cooperate with GE to enable GE to obtain any refund or credit with respect to Taxes to the extent such refund or credit is reflected on the Closing Date Balance Sheet and GE shall cooperate with Abbott in securing any refund or credit of Taxes to which Abbott would be entitled under this Section 9.4.  Any refund or credit of Taxes with respect to a Straddle Period shall be apportioned to the Pre-Closing and Post-Closing Tax Periods in accordance with the principles set forth in Section 9.2.  Except to the extent applicable Law requires otherwise, the party receiving the refund shall treat the receipt of such payment as not constituting income subject to Tax.  Any payment made pursuant to this Section 9.4 shall be net of any Taxes imposed on the payor as a result of its receipt of such refund increased by any Tax benefit to which the payor becomes entitled as a result of the payment made pursuant to this Section 9.4.

                                9.5           Resolution of Tax Controversies.  If a claim shall be made by any Governmental Authority or taxing authority that might result in an indemnity payment under Section 12.2(a)(ii) or Section 12.3(a)(iv), the party that would be required to pay such amount shall promptly be notified by the party entitled to such indemnity to the extent that the

Governmental Authority or taxing authority did not notify the indemnifying party of such claim, provided that, failure to comply with this provision shall not affect the right to indemnification hereunder except to the extent such failure materially impairs the indemnifying party’s ability to contest any such Tax liabilities.  In the event that a Governmental Authority or a taxing authority determines a deficiency in any Tax, the party ultimately responsible for such Tax under this Agreement, whether by indemnity or otherwise, shall have authority to determine whether to dispute such deficiency determination and to control the prosecution or settlement of such dispute; provided that with respect to Straddle Periods, Abbott and GE shall jointly control the dispute.  The party that is not ultimately responsible for such Tax under this Agreement shall have the right to participate at its own expense in the conduct of any such proceeding involving a Tax claim that would, if the relevant taxing authority were successful in asserting its claim, adversely affect such party.

                                9.6           Tax Cooperation.  Abbott and GE agree to furnish or cause to be furnished to the other party, upon request, as promptly as practical, such information and records and assistance (including making such of their respective officers, directors, employees and agents available as may reasonably be requested by such other party) in connection with the preparation of any Tax Return, audit or other proceeding that relates to the Purchased Assets or the Business.  Any expense incurred in providing such information or assistance shall be borne by the party requesting it.

                                9.7           Conveyance Taxes.

(a)        Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, recording, sales, use, registration, stamp and other similar Taxes (including all applicable real estate transfer Taxes, but excluding any Taxes based on or attributable to income or capital gains) together with any conveyance fees, notarial and registry fees and recording costs (including any penalties and interest thereon) imposed by any taxing authority or other Governmental Authority with respect to the transfer of the Purchased Assets and the Business to GE or its Affiliates pursuant to this Agreement (the “Conveyance Taxes”) shall be borne by GE and its Affiliates, regardless of which party is obligated to pay (or has paid) such Taxes under applicable Law, provided that the excess of such Conveyance Taxes over $100,000,000 shall be borne equally by GE and its Affiliates, on the one hand, and Abbott and its Affiliates on the other hand, regardless of which party is obligated to pay (or has paid) such Taxes under applicable Law.

(b)        Each of Abbott and GE shall prepare and file, or cause to be prepared and filed, all Tax Returns relating to Conveyance Taxes that such party (or its Affiliates) is obligated to prepare and file under applicable Law and shall pay, or cause to be paid, all Taxes shown as due thereon.  The filing party shall use commercially reasonable efforts to provide the Tax Returns with respect to Conveyance Taxes it (or any of its Affiliates) is obligated to file to the non-filing party at least ten (10) days prior to the due date for the filing of such Tax Returns (taking into account any valid extension).  Abbott and GE shall cooperate to timely file all necessary Tax Returns and other documentation with respect to all such Conveyance Taxes, and, if required by applicable Law, the parties shall, and shall cause their Affiliates to join in the execution of any such Tax Returns and other documentation.  GE and Abbott agree to cooperate to use any available methods permitted under applicable Law to minimize the liability for Conveyance Taxes.

(c)        Within sixty (60) days following the Closing Date, GE and Abbott shall exchange information regarding the total amount of Conveyance Taxes paid by it and its Affiliates and the date upon which such Conveyance Taxes were paid.  If the parties’ total combined liabilities for Conveyance Taxes amount to a sum of less than $100,000,000, GE shall reimburse Abbott for all Conveyance Taxes paid by Abbott and its Affiliates pursuant to this Section 9.7.  If, on the other hand, such total exceeds $100,000,000, GE and Abbott shall reimburse one another as appropriate so that, in the aggregate, GE bears at least but no more than (x) $100,000,000 of Conveyance Taxes plus (y) 50% of the total Conveyance Taxes in excess of $100,000,000 and so that Abbott bears all remaining Conveyance Taxes.  Appropriate adjustments shall be made to such reimbursements to reflect any changes in Conveyance Taxes after such sixty (60) day period.  Any payment required to be made under this Section 9.7(c) from Abbott to GE or from GE to Abbott shall bear interest at the Agreed Rate from the date the applicable Conveyance Tax was paid until the date of payment under this Section 9.7(c).  For purposes of such interest calculation, it shall be assumed that GE was responsible for the first $100,000,000 in Conveyance Taxes paid, based on the date of payment, and that GE and Abbott were each responsible for 50% of any remaining Conveyance Taxes paid on or after the date total Conveyance Taxes exceeded $100,000,000.

                                9.8           Survival of Obligations.  Notwithstanding anything to the contrary in this Agreement, and notwithstanding Article 12, the obligations of the parties set forth in this Article 9 shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE 10

CONDITIONS

                                10.1         Conditions to Obligations of Abbott.  The obligations of Abbott to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Abbott):

(a)        Representations, Warranties and Covenants.  Each of the representations and warranties of GE contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date), except in either case where any failure of such representations and warranties to be so true and correct would not materially delay or prevent the consummation of the transactions contemplated hereby in accordance with the terms hereof, and the covenants and agreements contained in this Agreement to be complied with by GE on or before the Closing shall have been complied with in all material respects, and Abbott shall have received a certificate signed on behalf of GE by an officer of GE to such effect.

(b)        Governmental Approvals.  Any waiting periods (and any extension thereof) under the HSR Act and the EC Merger Regulation applicable to the purchase of the Business contemplated by this Agreement shall have expired or shall have been terminated and the approval of the transactions contemplated by this Agreement under the Competition/ Investment Laws of the jurisdictions listed on Schedule 10.1(b) shall have been obtained.

(c)        No Order. No Governmental Authority in any Major Jurisdiction or the European Union shall have enacted, issued, promulgated, enforced or entered any Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such transactions in such Major Jurisdiction or the European Union, as applicable, that is continuing as of the Closing Date.

                                10.2         Conditions to Obligations of GE.  The obligations of GE to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by GE):

(a)        Representations, Warranties and Covenants.  Each of the representations and warranties of Abbott contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except where any failure of such representations and warranties to be so true and correct would not result in a Material Adverse Effect, and the covenants and agreements contained in this Agreement to be complied with by Abbott on or before the Closing shall have been complied with in all material respects, and GE shall have received a certificate signed on behalf of Abbott by an officer of Abbott to such effect.

(b)        Governmental Approvals.  Any waiting periods (and any extension thereof) under the HSR Act and the EC Merger Regulation applicable to the purchase of the Business contemplated by this Agreement shall have expired or shall have been terminated and the approval of the transactions contemplated by this Agreement under the Competition/ Investment Laws of the jurisdictions listed on Schedule 10.1(b) shall have been obtained.

(c)        No Order.  No Governmental Authority in any Major Jurisdiction or the European Union shall have enacted, issued, promulgated, enforced or entered any Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such transactions in such Major Jurisdiction or the European Union, as applicable, that is continuing as of the Closing Date.

(d)        Material Adverse Effect.  Since the Performance Balance Sheet Date, a Material Adverse Effect (other than any change, effect, event, occurrence, state of facts or development that is identified on Schedule 5.3,  5.4, 5.8,  5.9, 5.10, 5.11, 5.13(b) or 5.13(c) of the Company Disclosure Schedule) shall not have occurred and be continuing.

ARTICLE 11

TERMINATION

                                11.1         Termination.  This Agreement may be terminated at any time prior to the Closing in the following circumstances:

(a)        by the mutual written consent of Abbott and GE;

(b)        by either Abbott or GE by written notice to the other, if the Closing shall not have occurred by July 18, 2007 (the “Outside Date”); provided, however, that either Abbott or GE may, in its sole discretion, by written notice to the other elect to extend the Outside Date for one (1) ninety (90) day extension period if the Closing has not occurred due to the failure of the condition set forth in Section 10.1(b), in the case of Abbott, or the condition set forth in Section 10.2(b), in the case of GE; provided further that, the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; and

(c)        by either Abbott or GE by written notice to the other in the event that any Governmental Order of any Governmental Authority in a Major Jurisdiction or the European Union restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement in such jurisdiction shall have become final and non-appealable.

                                11.2         Effect of Termination.  In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 7.2 and Article 13 and (b) that nothing herein shall relieve either party from liability for any willful breach of this Agreement occurring prior to such termination.

ARTICLE 12

INDEMNIFICATION AND SURVIVAL

                                12.1         Survival of Representations and Warranties.  The representations and warranties contained in Section 5.1 (Performance Financial Statements), Section 5.2 (Sufficiency of Assets), Section 5.3 (Title), Section 5.4 (Environmental Matters) and Section 5.11 (Fraud and Abuse Statutes) and the covenants and obligations of the parties hereto contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement as provided in this Article 12.  Except as provided in the immediately preceding sentence, the representations and warranties of the parties hereto contained in this Agreement shall terminate at the Closing.

                                12.2         Indemnification by Abbott.

(a)        Abbott’s Indemnity.  From and after the Closing, Abbott shall indemnify and hold harmless GE and its Affiliates, officers, directors, agents, successors and assigns (the “GE Indemnified Parties”) from and against all losses, Liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) which GE or its Affiliates may actually suffer or incur to the extent arising out of or related to:

(i)    the Excluded Liabilities;

(ii)   Taxes, Conveyance Taxes and any other amounts for which Abbott is liable pursuant to Article 9; provided, however, that Abbott shall not be liable for any Losses related to Taxes described in Section 9.1(a)(i) or (ii) (other than such Taxes themselves) for which GE or its Affiliates are responsible for filing the applicable Tax Return, except to the extent such Losses arise out of the action or inaction of Abbott or any of its Affiliates;

(iii)  failure by Abbott or any of its Affiliates to perform any of their covenants or agreements contained in this Agreement;

(iv)  any inaccuracies in or breaches by Abbott, specifically identified by GE as Environmental Conditions pursuant to Section 7.14(a)(ii) within thirty (30) days after the Environmental Review Commencement Date, of the representations and warranties contained in Section 5.4 (considered for these purposes, disregarding any qualification or exception contained in any such representation or warranty relating to materiality or Material Adverse Effect) (unless GE shall have exercised its option under clause (1) or (2) of Section 7.14(a)(ii));

(v)   any inaccuracies in or breaches by Abbott of the representations and warranties contained in Section 5.11 (considered for these purposes, disregarding any qualification or exception contained in any such representation or warranty relating to materiality or Material Adverse Effect) (A) that are specifically identified by GE in writing within thirty (30) days after the date of this Agreement in a notice that identifies the specific practices or condition that give rise to such inaccuracy or breach and provides an undertaking by GE that it shall not continue such practice or condition after Closing, (B) that are first discovered by, or made to known to, GE after the date of this Agreement, (C) that Abbott is unable to remedy prior to the Closing and (D) with respect to which the practices or conditions giving rise to such inaccuracy or breach are not reasonably expected to be continued by GE after Closing (if after the Closing, GE does continue such practices or conditions giving rise to such inaccuracy or breach, Abbott shall not be required to indemnify GE for such inaccuracy or breach or, if Abbott has previously indemnified GE with respect thereto, GE shall be required to reimburse Abbott for the amount of such indemnification payment); or

(vi)  any inaccuracies in or breaches by Abbott of the representations and warranties contained in Sections 5.1, 5.2 or 5.3 (considered for these purposes (other than with respect to Section 5.1), disregarding any qualification or exception contained in any such representation or warranty relating to materiality or Material Adverse Effect);

and, in each such case, for which GE gives Abbott written notice of a claim for reimbursement following Closing in accordance with Section 12.2(b) (a “GE Claim”); provided that with respect to indemnification by Abbott for any GE Claim (X) pursuant to Sections 12.2(a)(iv), (v) and (vi), Abbott shall not be liable unless the aggregate amount of Losses for all GE Claims under Sections 12.2(a)(iv), (v) or (vi) exceeds $100,000,000 less the amount of any reimbursement by GE for Response Costs pursuant to Section 7.14(a)(ii) and then only to the extent of such excess and (Y) Abbott’s maximum liability for GE Claims under Sections 12.2(a)(iv), (v) and (vi) shall not exceed $600,000,000 in the aggregate, less the amount of any Response Costs incurred by Abbott pursuant to Section 7.14(a)(ii) (it being understood that, with respect to a breach of the warranty or inaccuracy of the representations contained in Section 5.1, the term “in all material respects” shall be disregarded in determining the amount of Losses incurred by any GE Indemnified Party in connection therewith or arising therefrom).

(b)        Notice of Claims.  Any GE Indemnified Party seeking indemnification under Section 12.2(a) shall provide a notice to Abbott in writing describing in reasonable detail the facts giving rise to any claim for indemnification and the amount sought to be reimbursed; provided that, such notice shall be given promptly following the assertion of any Third-Party Claim, or the commencement of any Action, in respect of which indemnity may be sought under Section 12.2(a) and such GE Indemnified Party shall provide Abbott such information (if then known) with respect thereto that Abbott may reasonably request; provided that Abbott shall have no Liability with respect to any claim for indemnification pursuant to Section 12.2(a) for which Abbott did not promptly receive written notice from such GE Indemnified Party, to the extent Abbott shall have been prejudiced thereby; and provided further, that Abbott shall have no Liability with respect to any claim for indemnification pursuant to (x) clause (iv) of Section 12.2(a) for which Abbott did not receive such specific written notice from GE within thirty (30) days after the applicable Environmental Review Commencement Date, (y) clause (v) of Section 12.2(a) for which Abbott did not receive such specific written notice from GE within thirty (30) days after the date of this Agreement or for which the Loss shall not have occurred within eighteen (18) months after the Closing Date or (z) clause (vi) of Section 12.2(a) for which Abbott did not receive such specific written notice from GE within twelve (12) months after the Closing Date.  No GE Indemnified Party shall admit any Liability with respect to, or settle, compromise or discharge, any such matter covered by this Section 12.2 without Abbott’s prior written consent (which shall not be unreasonably withheld or delayed).  Subject to the immediately preceding sentence, the GE Indemnified Party shall have the right, with the consent of Abbott (which shall not be unreasonably withheld or delayed), to settle all indemnifiable matters related to Third-Party Claims which are susceptible to being settled, and to defend (without the consent of Abbott) through counsel of its own choosing any Action which may be brought by a third Person in connection therewith; provided, however, that Abbott shall have the right to have its counsel participate fully in such defense at its own expense.  GE and Abbott shall keep each other reasonably informed of all settlement negotiations with third Persons regarding the provisions hereof and of the progress of any litigation with third Persons regarding the provisions hereof.  GE and Abbott shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third Person.

                                12.3         Indemnification by GE.

(a)        GE’s Indemnity.  From and after the Closing, GE shall indemnify and hold harmless Abbott and its Affiliates, officers, directors, agents, successors and assigns and, solely with respect to Losses arising out of or related to the Consent Decree, any Abbott Consent Decree Defendants that are not otherwise identified in this clause (a) above (all such parties are collectively referred to as the “Abbott Indemnified Parties”) from and against and in respect of all Losses which Abbott and its Affiliates may actually suffer or incur to the extent arising out of or related to:

(i)    the Assumed Liabilities (except to the extent GE is entitled to indemnification with respect thereto pursuant to Section 12.2(a)(iv), (v) or (vi));

(ii)   failure by GE or any of its Affiliates to perform any of their covenants or agreements contained in this Agreement;

(iii)  any Liabilities arising from the operation of the Business on or after the Closing (other than the Excluded Liabilities), and, in each such case, for which Abbott gives GE written notice of a claim for reimbursement following Closing in accordance with Section 12.3(b); or

(iv)  Taxes, Conveyance Taxes and any other amounts for which GE is liable pursuant to Article 9; provided, however, that GE shall not be liable for any Losses related to Taxes described in Section 9.1(b) (other than such Excluded Taxes themselves) except to the extent such Losses arise out of the action or inaction of GE or any of its Affiliates.

(b)        Notice of Claims.  Any Abbott Indemnified Party seeking indemnification under Section 12.3(a) shall promptly upon becoming aware of any such matters provide a notice to GE in writing describing in reasonable detail the facts giving rise to any claim for indemnification; provided that GE shall have no Liability with respect to any claim for indemnification pursuant to Section 12.3(a) for which GE did not promptly receive written notice from such Abbott Indemnified Party to the extent GE shall have been prejudiced thereby.  No Abbott Indemnified Party shall admit any Liability with respect to, or settle, compromise or discharge any such matter covered by this Section 12.3 without GE’s prior written consent (which shall not be unreasonably withheld or delayed).  Subject to the immediately preceding sentence, the Abbott Indemnified Party shall have the right, with the consent of GE (which shall not be unreasonably withheld or delayed), to settle all indemnifiable matters related to Third-Party Claims which are susceptible to being settled, and to defend (without the consent of GE) through counsel of its own choosing, any Action which may be brought by a third Person in connection therewith; provided, however, that GE shall have the right to have its counsel participate fully in such defense at its own expense.  GE and Abbott shall keep each other reasonably informed of all settlement negotiations with third Persons regarding the provisions hereof and of the progress of any litigation with third Persons regarding the provisions hereof.  GE and Abbott shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third Person.

                                12.4         Exclusive Remedy.  Except as otherwise set forth in Section 13.11 or as otherwise set forth in any Ancillary Agreement, from and after the Closing, the rights and remedies set forth in this Article 12 shall constitute the sole and exclusive rights and remedies of GE and Abbott with respect to this Agreement, the events giving rise to this Agreement and the transactions contemplated hereby.  Without limiting the generality of the foregoing, neither party shall have any rights to set-off indemnifiable Losses pursuant to this Article 12 against other obligations owed to the other party.

                                12.5         Calculation of Damages.

(a)        Notwithstanding anything to the contrary contained in this Agreement, neither party shall have Liability under or in connection with any claim for indemnification pursuant to this Article 12 for any claim (i) for punitive, incidental, consequential, lost profits, special or indirect damages or (ii) with respect to claims made by a GE Indemnified Party, to the extent such claim is reserved as a dollar amount on the Closing Date Balance Sheet.

(b)        Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by a GE Indemnified Party or an Abbott Indemnified Party entitled to indemnification hereunder pursuant to Section 12.2(a) or Section 12.3(a), as applicable, shall be calculated after giving effect to: (i) any insurance proceeds received by such Person (or any of its Affiliates) with respect to such Losses; (ii) any Tax benefit or detriment actually realized by such Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses or from receipt of the indemnity payment; and (iii) any recoveries obtained by such Person (or any of its Affiliates) from any other third Person.  Each such Person shall exercise its commercially reasonable efforts to obtain such proceeds, benefits and recoveries.  If any such proceeds, benefits or recoveries are received by such Person (or any of its Affiliates) with respect to any Losses after such Person (or any Affiliate) has received the benefit of any indemnification hereunder with respect thereto, such Person (or such Affiliate) shall pay to the party providing such indemnification the amount of such proceeds, benefits or recoveries, less such Person’s expenses (up to the amount of the indemnification payment).

(c)        Abbott shall not be liable under Section 12.2 for any Losses (nor shall any such Losses reduce the $100,000,000 deductible provided in clause (x) of the last paragraph of Section 12.2(a)) relating to any matter to the extent that any GE Indemnified Party was reimbursed for such Losses pursuant to the purchase price adjustment set forth in Section 3.3 or would have been reimbursed for such Losses pursuant to such adjustment if the Minimum Net Worth Amount used in calculating such adjustment was $2,078,228,000.

                                12.6         Tax Treatment of Indemnity Payments.  For all Tax purposes, the parties agree to treat all payments made under any indemnity provisions contained in this Agreement as adjustments to the Purchase Price, except to the extent applicable Law requires otherwise.

ARTICLE 13

MISCELLANEOUS

                                13.1         Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment shall be made by either party without the prior written consent of the other party.  Notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement without such consent to an Affiliate or in connection with a sale, merger or other transaction involving a transfer of substantially all of its assets; provided that, such assigning party shall remain primarily liable for its obligations hereunder.

                                13.2         Public Announcements.  Neither party shall issue nor make any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing party’s counsel, required by applicable Law or the rules of a stock exchange on which the securities of the disclosing party are listed.  In the event a party is, in the opinion of its counsel, required to make a public disclosure by applicable Law or the rules of a stock exchange on which its securities are listed, such party shall, to the extent practicable, submit the proposed disclosure in writing to the other party prior to the date of disclosure and provide the other party a reasonable opportunity to comment thereon.

                                13.3         Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise specified herein, each party shall bear its own expenses with respect to the transactions contemplated by this Agreement.

                                13.4         Severability.  Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

                                13.5         No Third Party Beneficiaries.  Except in respect of a GE Indemnified Party or Abbott Indemnified Party who is not a party hereto, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

                                13.6         Waiver.  The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.  Any waiver hereunder shall be effective only if delivered to the other party hereto in writing by the party making such waiver.

                                13.7         Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the Laws of the State of Delaware without regard to the conflicts of Laws provisions thereof.

                                13.8         Alternative Dispute Resolution.  The parties recognize that from time to time a dispute may arise (a) relating to negotiation and finalization of the Ancillary Agreements (b) with respect to determinations of (i) whether a particular asset is a Purchased Asset or an

Excluded Asset, a particular Liability is an Assumed Liability or an Excluded Liability or any Mixed-Use Intellectual Property constitutes GE Mixed-Use Intellectual Property or Abbott Mixed-Use Intellectual Property, (ii) indemnification payments pursuant to this Agreement or (c) with respect to interpretations of provisions of this Agreement or the Ancillary Agreements.  The parties agree that any such dispute shall be exclusively resolved by the ADR provisions set forth on Schedule 13.8, the result of which shall be binding upon the parties.  The place for such ADR shall be Chicago, Illinois or at such other place as may be agreed upon by GE and Abbott.

                                13.9         Jurisdiction.  The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (other than those matters to be exclusively resolved pursuant to the ADR provisions referred to in Section 13.8) shall be brought in the United States District Court located in Wilmington, Delaware so long as such court shall have subject matter jurisdiction over such Action, or alternatively in the Delaware State Court located in Wilmington, Delaware if the aforesaid United States District Court does not have subject matter jurisdiction, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in such court has been brought in an inconvenient forum.  Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.15 shall be deemed effective service of process on such party.

                                13.10       Waiver of Jury Trial.  EACH OF THE PARTIES HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.10.

                                13.11       Specific Performance.  The parties acknowledge that, in view of the uniqueness of the Business, the Purchased Assets and the transactions contemplated by this Agreement, each party would not have an adequate remedy at Law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled (in accordance with Section 13.9), at Law or in equity and Section 13.8 shall not apply to any such specific enforcement.

                                13.12       Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

                                13.13       Counterparts.  The parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.

                                13.14       Further Documents.  Each of GE and Abbott shall, and shall cause its respective Affiliates to, at the request of the other party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.

                                13.15       Notices.  All communications, notices and Consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission; (c) one (1) Business Day after delivery to the overnight service; or (d) four (4) Business Days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid.

Notices shall be addressed as follows:

If to GE, to:

General Electric Company

Mail Drop W436

3000 North Grandview Boulevard

Waukesha, WI 53188

Attn: Healthcare Business Development General Counsel

Facsimile Number: (262) 544-3930

and

General Electric Company

Pollards Wood Nightingales Lane

UK 360

Chalfont St. Giles

HP 8 4SP

United Kingdom

Attn:  GE Healthcare General Counsel

Facsimile Number: +44 (0) 1494 498465

with copies to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attn: David J. Zampa, Esq.

Facsimile Number: (312) 853-7036

If to Abbott, to:

Abbott Laboratories

Dept. 0392, Bldg. AP6D

100 Abbott Park Road

Abbott Park, Illinois 60064-3500

Attention: Chief Operating Officer

Facsimile Number: (847) 035-8207

and

Abbott Laboratories

Dept. 0364, Bldg. AP6D

100 Abbott Park Road

Abbott Park, Illinois  60064-6020

Attention: General Counsel

Facsimile Number: (847)  938-6277

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

Attn: Charles W. Mulaney, Jr.

Brian W. Duwe

Facsimile Number: (312) 407-0411

provided, however, that if any party shall have designated a different address by notice to the others, then to the last address so designated.

                                13.16       Exchange Rates.  If applicable Law requires that any payment pursuant to this Agreement be made in local currency, the parties shall use the applicable exchange rate published in The Wall Street Journal three (3) Business Days prior to the Closing or such date as mutually agreed in writing by the parties, except in the case of a Deferred Local Closing in which case the parties shall use the applicable exchange rate published in the Wall Street Journal three (3) Business Days prior to the date of the Deferred Local Closing or such other date as mutually agreed in writing by the parties.  In addition, if applicable Law requires that the Conveyance and Assumption Instruments for a particular jurisdiction must state the portion of Purchase Price allocated to such jurisdiction in local currency, then the parties shall use for such purposes the exchange rate between $ and the applicable local currency as reported on the Bloomberg screen at 7:00 a.m. EDT on the Closing Date.

                                13.17       Construction.  The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement.  Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules to this Agreement unless otherwise specified.  Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.  Unless otherwise specified in a particular case, the word “days” refers to calendar days.  References herein to this Agreement or any Ancillary Agreement shall be deemed to refer to this Agreement or such Ancillary Agreement as of the date of such agreement and as it may be amended thereafter, unless otherwise specified.

                                13.18       Performance of Obligations by Affiliates.  Any obligation of Abbott under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Abbott’s sole and exclusive option, either by Abbott directly or by any Affiliate of Abbott that Abbott causes to satisfy, meet or fulfill such obligation in whole or in part.  Any obligation of GE under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at GE’s sole and exclusive option, either by GE directly or by any Affiliate that GE causes to satisfy, meet or fulfill such obligation, in whole or in part.  With respect to any particular action, the use of the words “Abbott shall” also means “Abbott shall cause” the particular action to be performed, and the use of the words “GE shall” also means “GE shall cause” the particular action to be performed.  Each of Abbott and GE guarantees the performance of all actions, agreements and obligations to be performed by any of their respective Affiliates under the terms and conditions of this Agreement.

                                13.19       Entire Agreement.  This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by each of the parties hereto.  This Agreement and the Confidentiality Agreement contain the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

* * * * * * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

ABBOTT LABORATORIES		GENERAL ELECTRIC COMPANY

By:	/s/ Miles D. White	By:	/s/ Joseph M. Hogan
Name:	Miles D. White	Name:	Joseph M. Hogan
Title:	Chairman of the Board and Chief Executive Officer	Title:	President and Chief Executive Officer, GE Healthcare